UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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South Jersey Industries, Inc.
(Name of Registrant as Specified in its Charter)

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1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 ● Fax (609) 561-8225 ● TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders
April 19, 2013

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”)   Annual Meeting of Shareholders will be held at The Mansion on Main Street, 3000 Main Street, Voorhees, New Jersey, on April 19, 2013, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect ten director nominees who are named in the accompanying proxy statement (term expiring 2014).

2.	To hold an advisory vote to approve executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2013.

4.	To transact other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on February 19, 2013 as the record date for determining the company shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors, Gina Merritt-Epps General Counsel & Corporate Secretary

Folsom, NJ
March 18, 2013

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholders Meeting to be Held on April 19, 2013
The Proxy Statement, the Proxy Card and the Annual Report to Shareholders
are available at www.sjindustries.com click on Investors > Financial Reporting

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

GENERAL INFORMATION

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its 2013 Annual Meeting of Shareholders. The meeting is scheduled for Friday, April 19, 2013, at 10:00 a.m. at The Mansion on Main Street, 3000 Main Street, Voorhees, New Jersey. The approximate date proxy materials will be sent to shareholders is March 18, 2013. A copy of the proxy statement, proxy card and Annual Report to shareholders are available on our website at www.sjindustries.com under the heading “Investors”.

PROXY SOLICITATION

The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Corporate Secretary or company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 19, 2013 may vote at the meeting. On that date, the Company had 31,744,916 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the meeting’s business. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Shareholders elect Directors by a plurality vote of all votes cast at the meeting. The other actions proposed herein require the affirmative vote of a majority of the votes cast at the meeting. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the New Jersey Business Corporation Act. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the proxy voting.  If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, the persons named in the accompanying proxy card intend to vote the proxy according to their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

Other Matters

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders that is received by the Company after November 18, 2013 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2013 Annual Meeting.

PROPOSAL 1

DIRECTOR ELECTIONS

At the Annual Meeting, directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Edward J. Graham, Sheila Hartnett-Devlin, Walter M. Higgins, III, Sunita Holzer, Joseph H. Petrowski, and Frank L. Sims. The Board of Directors currently consists of ten members. With the exception of Directors Barpoulis and Sims, all nominees previously were elected by the Company’s shareholders, and all nominees are currently serving as directors. A third party search firm recommended Directors Barpoulis and Sims to the Board. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee, and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: enterprise leadership; political/governmental; human resources; legal; utility/energy; finance/financial management; accounting; and, enterprise risk management. The Governance Committee concluded that the nominees and incumbent directors possess expertise and experience in these areas, and the Board approved the slate of nominees.

The Governance Committee determined that Director Barpoulis’ areas of expertise include enterprise leadership, strategic/business planning, utility/energy, finance/financial management, tradable commodities, and energy and enterprise risk management. In addition, the Board determined that Director Barpoulis is a financial expert as defined by the New York Stock Exchange and SEC. She has also received a Certificate of Director Education from the National Association of Corporate Directors. Based on Ms. Barpoulis’ expertise and experience in these areas, the Governance Committee determined that Ms. Barpoulis should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Bracken’s areas of expertise and experience include enterprise leadership, finance/financial management, enterprise risk management, and political/governmental. In addition, the Board determined that Director Bracken is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Bracken’s expertise and experience in these areas, the Governance Committee determined that Mr. Bracken should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Campbell’s areas of expertise include enterprise leadership, enterprise risk management, environmental, finance/financial management, human resources and sales/marketing. Based on Mr. Campbell’s expertise and experience in these areas, the Governance Committee determined that Mr. Campbell should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Fortkiewicz’ areas of expertise include enterprise leadership, political/governmental, legal, environmental, enterprise risk management, and the utility/energy industry. Based on Mr. Fortkiewicz’ expertise and experience in these areas, the Governance Committee determined that Mr. Fortkiewicz should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Graham’s areas of expertise include energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, regulatory, and the utility/energy industry. In addition, the Board determined that Director Graham is a financial expert as defined by the New York Stock Exchange and SEC. Having served as the Company’s CEO since 2005, Mr. Graham has significant knowledge regarding the Company’s business and structure.  Based on Mr. Graham’s expertise and experience in these areas, the Governance Committee concluded that Mr. Graham should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Hartnett-Devlin’s areas of expertise and experience include enterprise leadership, enterprise risk management, and finance/financial management. In addition, the Board determined that Director Hartnett-Devlin is a financial expert as defined by the New York Stock Exchange and SEC. Based on Ms. Hartnett-Devlin’s expertise and experience in these areas, the Governance Committee determined that Ms. Hartnett-Devlin should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Higgins’ areas of expertise include energy production, energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, human resources, and the utility/energy industry.  In addition, the Board determined that Director Higgins is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Higgins’ expertise and experience in these areas, the Governance Committee concluded that Mr. Higgins should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Holzer’s area of expertise include enterprise leadership, human resources, organizational development, succession planning and executive compensation. Based on Ms. Holzer’s expertise and experience in these areas, the Governance Committee concluded that Ms. Holzer should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Petrowski’s areas of expertise include energy risk management, enterprise leadership, enterprise risk management, environmental, finance/financial management, sales/marketing and the utility/energy industry.  In addition, the Board determined that Director Petrowski is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Petrowski’s expertise and experience in these areas, the Governance Committee concluded that Mr. Petrowski should serve as a Director for the 2013 – 2014 term.

The Governance Committee determined that Director Sims’ areas of expertise include enterprise leadership, human resources, finance/financial management and enterprise risk management. In addition, the Board determined that Director Sims is a financial expert as defined by the New York Stock Exchange and SEC. Based on Mr. Sims’ expertise and experience in these areas, the Governance Committee concluded that Mr. Sims should serve as a Director for the 2013 – 2014 term.

Director Terms

In 2009, the Shareholders approved a proposal to amend the Certificate of Incorporation to require the annual election of each director. The Certificate was amended and commencing in 2012, all Directors stand for election annually and are elected for one-year terms.

NOMINEES

Sarah M. Barpoulis, age 48, has been a director since 2012. She is also a director of South Jersey Energy Company. Ms. Barpoulis is a member of the Governance Committee and the Audit Committee. Since 2003, she has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to February 2003 she held several positions with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc., last serving as Vice President, Commercial Operations and Trading in 2000. In July 2003, National Energy and certain of its affiliates voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court of the District of Maryland and emerged from bankruptcy in October 2004 to sell its major operating business units pursuant to its court-approved plan of reorganization. Ms. Barpoulis serves on the following boards: Director, SemGroup Corporation; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC; and was previously a director of Reliant Energy, Inc.

The Board of Directors recommends a vote “FOR” the above nominee.

Thomas A. Bracken, age 65, has been a director since 2004. He is also a director of South Jersey Gas Company. Mr. Bracken is a member of SJI’s Audit Committee, the Executive Committee and is chairman of the Corporate Responsibility Committee. He has served as president of the New Jersey Chamber of Commerce since February 2011; director, Roma Financial Corporation since 2004; president of TriState Capital Bank-New Jersey from January 2008 to February 2011; as president and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bancorp, Inc., from 2001 to 2007; as executive director of the Public Sector Group, First Union Bank from 2000 to 2001; and, as executive vice president, head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank from 1998 to 2000. Mr. Bracken is the: former chairman, Economic Development Corporation of Trenton, Trenton, NJ; former chairman, New Jersey Chamber of Commerce; and former chairman, New Jersey Bankers Association. Currently, Mr. Bracken serves on the following boards: director and chairman, Finance Committee, Cancer Institute of N.J. Foundation; director, New Jersey Alliance for Action; director, Public Media NJ; director, Einsteins Alley; director and secretary, Bedens Brook Club.

Keith S. Campbell, age 58, has been a director since 2000. He is also a director of South Jersey Energy Company. Mr. Campbell is a member of SJI’s Corporate Responsibility Committee, the Executive Committee and is chairman of the Compensation Committee. He has served as chairman of the board for Mannington Mills, Inc. since 1995. Mr. Campbell serves on the following boards: board member, Rowan University, Glassboro, NJ; director, Skytop Lodge, Inc.; director, Federal Reserve Bank of Philadelphia; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Victor A. Fortkiewicz, age 61, has been a director since 2010. He is also a director of South Jersey Gas Company. Mr. Fortkiewicz is a member of SJI’s Corporate Responsibility Committee and the Governance Committee. He has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010; as assistant counsel, Office of the Governor in 2005; and as president and director, NUI Utilities & Elizabethtown Gas Company from 2003 to 2004.

The Board of Directors recommends a vote “FOR” each of the above nominees.

Edward J. Graham, age 55, has been a director since 2004 and has served as chairman of the board since April 2005. He has been chairman of South Jersey Gas Company since April 2012. He is chairman of SJI’s Executive Committee. Mr. Graham has served as president and CEO of SJI since February 2004 and as President and CEO of South Jersey Gas Company from February 2004 to April 2012. He previously served as president of South Jersey Gas Company from 2003 to 2004; as president of South Jersey Energy Company from 2000 to 2003; as vice president of SJI from 2000 to 2001; as senior vice president, Energy Management, South Jersey Gas Company from 1998 to 2000. Mr. Graham serves on the following boards: member of the Economic Advisory Council of the Federal Reserve Bank of Philadelphia; director of Choose New Jersey; director, American Gas Association; director, New Jersey Manufacturers Insurance Company; director, New Jersey Business & Industry Association; director, the United Way of Greater Philadelphia and Southern New Jersey; director, Atlantic City Chamber of Commerce; director, Public Media NJ; serves on Drexel University’s Energy and Environment Council; member, William J. Hughes Center for Public Policy; and member, Lloyd Levenson Institute of Gaming, Hospitality & Tourism.

Sheila Hartnett-Devlin, CFA, age 54, has been a director since 1999. She is also a director of South Jersey Energy Company. Ms. Hartnett-Devlin is a member of SJI’s Executive Committee, the Compensation Committee and is chairman of the Audit Committee. She has been vice president, American Century Investments since 2008 and senior vice president since 2011. She held several positions with Cohen, Klingenstein & Marks, Inc. including as managing director, from September 2005 to 2008; executive vice president from 1997 to 2004; senior vice president from 1991 to 1997; vice president from 1985 to 1991; and, chairman, Global Investment Committee from 1996 to 2004. She was also a member of the Investment Policy Committee of Fiduciary Trust Company International from 1995 to 2004. Ms. Hartnett-Devlin serves on the following boards: member, New York Society of Security Analysts; director, Mercy Investment Services, Inc.; member, Investment Committee; director, Mannington Mills, Inc.; Executive Committee member, South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Walter M. Higgins III, age 68, has been a director since 2008. He has been SJI’s Lead Independent Director since November 2010. He is also a director of South Jersey Energy Company. Mr. Higgins is a member of SJI’s Executive Committee, Audit Committee and is chairman of the Governance Committee. He has been the Chief Executive Officer and President at Ascendant Group Ltd. since May 2012 and President and Chief Executive Officer of Bermuda Electric Light Company Limited since September 2012. He is the retired chairman, president, and CEO of Sierra Pacific Resources (now called NVEnergy). Mr. Higgins serves on the following boards: member of the board of AEGIS; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of the above nominees.

Sunita Holzer, age 51, has been a director since 2011. She is also a director of South Jersey Gas Company. Ms. Holzer is a member of SJI’s Compensation Committee and the Corporate Responsibility Committee. She has served as executive vice president and chief human resources officer, CSC since June 2012 and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 – June 2012. Ms. Holzer is an advisory board member, National Council for Research on Women.

Joseph H. Petrowski, age 58, has been a director since 2008. He is also a director of South Jersey Energy Company. He has been South Jersey Energy Solutions’ chairman since April 2012. Mr. Petrowski serves as a member of SJI’s Executive Committee, the Audit Committee and the Governance Committee. He serves as CEO of the Gulf Oil/Cumberland Farms Groups. Mr. Petrowski serves on the following boards: board member, Financial Economics Institute of Claremont McKenna College; board member, Gulf Acquisition, LLC; board member, Cumberland Farms, Inc.; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC; South Jersey Energy Service Plus, LLC; and South Jersey Resources Group, LLC.

Frank L. Sims, age 62, has been a director since 2012. He is also a director of South Jersey Gas Company. Mr. Sims serves as a member of the Compensation Committee and the Audit Committee. He has served as Board member, Piper Jaffray Co. since 2004; board member, PolyMet Mining Co. since 2008; chairman of board, The Minneapolis Federal Reserve Bank, (2005–2007) Minneapolis, MN; corporate vice president and platform leader, Cargill, Inc. (2002-2007) Minneapolis, MN.

The Board of Directors recommends a vote “FOR” each of the above nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation which creates shareholder value. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is generally aligned with the Company’s performance on both a short-term and a long-term basis. Our performance over the last three years provides evidence that our executive compensation policies and procedures were effective in furthering these objectives. We have outperformed the S&P 500 index in four of the last six years and we compare favorably to the S&P Utility index over the same period. We have also outperformed our peer group in terms of total shareholder return in six of the last ten years.

For 2012, the executive compensation policies and procedures for our named executive officers consisted of base salary, annual cash awards and long-term incentive compensation. The annual cash awards and long-term incentive compensation were again directly linked to the achievement of predefined short-term and long-term performance as follows:

●	Annual cash awards are paid based on both Company and individual performance, tied to earnings per share, financial performance of subsidiaries, and individual goals.

●
Long-term incentive compensation consists of performance-based restricted stock grants which are earned based on the Company’s relative total shareholder return and earnings per share growth, both measured against our peer group over a three-year period.

We believe these components of compensation for our named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Specifically, if the Company’s performance results meet or exceed pre-established performance targets, named executive officers have an opportunity to realize significant additional compensation through annual cash awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock which align with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and will drive shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Under SEC rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulations S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board.  However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulations S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, reappointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2013. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm during 2012. During 2012, the audit services performed for the Company consisted of  audits of the Company’s and its subsidiaries’ financial statements and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP

DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 19, 2013, of: (a) each current and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2012 (collectively, the “Named Executives”); and (c) all of the directors and Named Executives as a group.

	Number of Shares
	of Common Stock (1)		Percent of Class

Sarah M. Barpoulis	2,365		*
Thomas A. Bracken	18,463	(2)	*
Keith S. Campbell	14,578	(2)	*
Jeffrey E. DuBois	21,825		*
Victor A. Fortkiewicz	5,907	(2)	*
Edward J. Graham	48,954		*
Sheila Hartnett-Devlin	5,659	(2)	*
Walter M. Higgins III	7,281	(2)	*
Sunita Holzer	3,708	(2)	*
David A. Kindlick	61,007		*
Gina Merritt-Epps	2,899		*
Joseph H. Petrowski	8,531	(2)	*
Michael J. Renna	24,049		*
Frank L. Sims	3,365	(2)	*
All directors, nominees for director and executive officers as a group (14 persons)	228,591		1%
* Less than 1%.

Notes:

(1)
Based on information furnished by the Company’s directors and executive officers. Unlessotherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2)	Includes shares awarded to each director under a Restricted Stock Program for Directors.

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management with that of the Company’s shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:

●	The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

●	Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

●	Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

●
Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

●
Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and executive officers  to file reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company’s Common Stock. In 2012, Edward G. Graham and executive officer Kevin D. Patrick inadvertently filed untimely reports of beneficial ownership on Form 4. Based on our records and other information, the Company believes that all other Section 16(a) filing requirements were met for 2012.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 19, 2013, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Black Rock Inc.	2,377,363	7.6%
40 East 52nd Street
New York, NY 10022

The Vanguard Group Inc.	2,113,817	6.76%
100 Vanguard Blvd.
Malvern, PA 19355

Neuberger Berman Group LLC	2,081,576	6.658%
605 Third Avenue
New York, NY 10158

EARNEST Partners, LLC	1,609,110	5.1%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS

Leadership Structure

The Chairman of the Board, Edward J. Graham, also serves as the Company’s CEO. The Company determined that this leadership structure is appropriate based on Mr. Graham’s tenure with the Company, his knowledge of the Company and the energy and utility industries, and his excellent relationship with the Board.

Mr. Graham joined the Company as an Internal Auditor in 1981 and since that time has held various significant positions, including positions in accounting and gas management. He has also served as Vice President and President of the Company and its subsidiaries. As a result of his tenure and broad base of expertise, Mr. Graham successfully directs the Board as it advises management and monitors performance.

To ensure sustained leadership when it is inappropriate for Mr. Graham to act as Chairman, the Board elected Director Higgins to serve as Lead Independent Director in April 2012.

The Lead Independent Director is an independent member of the Board elected annually by a majority of the independent directors. The Lead Independent Director presides over all meetings of the Board’s independent directors and non-management directors. The Board convenes an executive session of the independent directors at each meeting. The Lead Independent Director consults with the Chairman on agenda matters for the Board, and aids and assists the Chair and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. The Lead Independent Director functions in an advisory capacity to, and works closely with, the Chair on issues related to the Board.

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

The Board determined that directors Barpoulis, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Holzer, Petrowski and Sims, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be independent directors. Accordingly, during 2012, all but one of the Company’s directors was considered to be “independent.” Mr. Graham is not considered independent by virtue of his employment with the Company.

 Codes of Conduct

The Company adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.

A copy of the codes of ethics is available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

The independent directors met four times during 2012. Topics of these independent sessions included CEO and officer performance and compensation, succession planning, strategy and discussions of corporate governance. Director Higgins, the Lead Independent Director chaired the meetings of the independent directors.  You may communicate with the Lead Independent Director and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to leadindependentdirector@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com.  The charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee  and Governance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met seven times in 2012. Each director attended 75% or more of the total number of Board meetings and the Board committee meetings on which he or she served.  All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s annual meetings of stockholders. Attendance is not required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of the directors attended the 2012 Annual Meeting of Shareholders. During 2012, each of the Company’s directors also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are Company subsidiaries.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.

Audit Committee

The Board’s Audit Committee, which met ten times during 2012, was comprised of four “independent” directors through April 2012, and six “independent” directors for the remainder of 2012: Sheila Hartnett-Devlin, Chairman; Sarah M. Barpoulis (May - December 2012); Thomas A. Bracken; Walter M. Higgins III; Joseph H. Petrowski; and Frank L. Sims (May - December 2012). The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission’s rules and regulations.   The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for overseeing the Company’s Risk Management process. The Committee analyzes the guidelines and policies that management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

At each Audit Committee meeting, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC), established by the SJI Audit Committee in 1998, is responsible for overseeing the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the RMC members.  Committee members include management from key Company areas such as finance, risk management, legal and business operations. The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity, including an annual evaluation of risk on an enterprise-wide basis.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Audit Committee established policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.sjindustries.com, under the heading “Investors.” You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Board’s Compensation Committee, which met four times during 2012, was comprised of five “independent” directors through April 2012 and four “independent” directors for the remainder of 2012: Keith S. Campbell, Chairman; Dr. Shirli M. Billings (January – April); Sheila Harnett-Devlin; Sunita Holzer; Joseph H. Petrowski (January – April); and Frank L. Sims (May – December). The Compensation Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers served on a compensation committee or as a director for any other company.

Corporate Responsibility Committee

 The Board’s Corporate Responsibility Committee, which met three times during 2012,was comprised of four “independent” directors in 2012: Thomas A. Bracken, Chairman, Dr. Shirli M. Billings (January - April 2012); Keith S. Campbell; Victor A. Fortkiewicz; and Sunita Holzer (May – December 2012). The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2012 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met five times during 2012, was comprised of four “independent” directors in 2012: Dr. Shirli M. Billings, Chairman (January – April 2012); Sarah M. Barpoulis (May – December 2012); Victor A. Fortkiewicz; Walter M. Higgins III, who was elected Chairman in April 2012; Sunita Holzer (January – April 2012) and Joseph H. Petrowski (May – December 2012). Each Committee member satisfies the New York Stock Exchange’s independence requirements.  Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (to review minimum qualifications for director candidates please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors.” These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the Board’s needs. The diversity assessment includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Executive Committee

The Board’s Executive Committee, which met two times during 2012, was comprised of the Chairman of the SJI Board, Chairmen of the subsidiary Boards, Committee Chairs and the Lead Independent Director, and is chaired by the Chairman of the Board. The Committee’s membership currently consists of six directors: Edward J. Graham, Chairman; Thomas A. Bracken; Keith S. Campbell; Sheila Hartnett-Devlin; Walter M. Higgins, III; and Joseph H. Petrowski. The Executive Committee may act on behalf of the Board of Directors during intervals between Board meetings in managing the Company’s business and affairs.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee comprises six directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Management is responsible for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for examining those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2012, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board - United States (PCAOB), relating to the audit’s conduct. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee
Sheila Hartnett-Devlin, Chairman
Sarah M. Barpoulis
Thomas A. Bracken
Walter M. Higgins III
Joseph H. Petrowski
Frank L. Sims

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2012 and 2011 are as follows:

FY 2012			FY 2011
Audit Fees (a)		$1,650,000	Audit Fees (a)		$1,368,800
Fees per Engagement Letter	1,500,000		Fees per Engagement Letter	1,268,400
FY 2011 Audit true up billed	150,000		FY 2010 Audit true up billed	100,400
Audit-Related Fees (b)		115,500	Audit-Related Fees (b)		105,500
Benefit Plan Audits	53,000		Benefit Plan Audits	41,000
SJESP Separate Report	-		SJESP Separate Report	12,000
South Jersey Energy Company	-		South Jersey Energy Company	7,500
Registration Form S-3	12,500
LVE Audit	50,000		LVE Audit	45,000
Tax Fees (c)		44,500	Tax Fees (c)		27,000
Form 5500 & Form 8955-SSA	8,000		Form 5500	7,000
Form 3115	15,500
Review of Federal Tax Return	21,000		Review of Federal Tax Return	20,000
All Other Fees			All Other Fees
Total		$1,810,000	Total		$1,501,300

(a) Fees for audit services billed or expected to be billed relating to fiscal 2012 and 2011 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b) Fees for audit-related services provided during fiscal 2012 and 2011 consisted of employee benefit plan audits, other, compliance audits, and, registrar audits.

(c) Fees for tax services provided during fiscal 2012 and 2011 consisted of tax compliance. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

COMPENSATION OF DIRECTORS

In 2011, SJI’s Director Compensation Program was comprised of the following components:

1)      An annual cash retainer for Board and Committee service payable monthly;

2)      Meeting fees for Committee meetings in excess of four per year;

3)      Annual restricted stock grant with a three-year vesting period and;

4)      Additional retainers for the Lead Independent Director and Committee Chairs

In 2011, the Board engaged Frederic W. Cook (Cook) as its consultant to review the Company’s Director Compensation Program (Program) to ensure that the Board attracts and retains highly qualified directors. Cook evaluated total compensation and the structure of the Director Compensation programs. For that study, the reference points were the director compensation of the Company’s peer companies - AGL Resources Inc., Atmos Energy Corp., Black Hills Corp., CH Energy Group Inc., Energen Corp., Laclede Group Inc., New Jersey Resources Corp., Nicor Inc., Northwest Natural Gas Co., Piedmont Natural Gas Co., Southwest Gas Corp., Vectren Corp. and WGL Holdings Inc. Cook made the following findings regarding the 2011 Program:

●	SJI director total compensation approximated the peer group median on a “per director” basis, consistent with the Company’s targeted competitive positioning.

●	Cash compensation was between the 25th percentile and median.

●	Equity compensation was between the 25th percentile and median.

●	The structure of SJI’s director compensation program was generally consistent with peer group practice.

●	Committee chair and Lead Independent Director retainers approximated the median.

●	Two elements of SJI director compensation program were not consistent with emerging trends and potentially could be perceived as compromising director independence:

–	Restricted stock unit vesting period is three years. The majority of SJI peer companies grant equity awards that have vesting periods of one year or less.

–	Providing life insurance and accident insurance are no longer a prevalent practice.

Cook substantiated their findings with regard to Director compensation with the following information: See Appendix A.

Based on Cook’s findings and recommendations, in 2012, the Company paid non-employee directors as follows:

I.      Compensation:  Non – Employee Directors

A.           Board Service

1. Cash -	Annual Retainer for Board Service	$40,000
	Annual Retainer for Committee Meetings	30,000
	Annual Retainer (payable monthly):	$70,000

2.      Restricted Stock – SJI shares with a total value of $65,000 awarded annually in January. The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year. *

3.      Lead Independent Director - Annual Retainer (payable monthly):     $12,500

B.      Committee Service

1.      Annual Chairman Retainers (payable monthly):

Audit	$10,000
Compensation	$8,000
Governance	$6,000
Corporate Responsibility	$5,000

2.      Meeting Fee:   $1,500 for each Committee meeting in excess of four meetings per year.

3.      Ad Hoc Committees:    In the event a Committee is formed for a special project, the Committee members will be paid $1,500 per meeting and the Chairman will be paid a retainer in an amount approved by the Board of Directors.

II.      Other Benefits & Items

  A.          $ 50,000 Group Life Insurance**
  B.           $250,000 24 Hr. Accident Protection Insurance**
  C.           Restricted Stock Deferral Plan
  D.           D&O Insurance -                $35 Million w/$10 Million Entity Sublimit
No Deductible for D&O
$200,000 Deductible for Corporation

  E.           Travel Expenses Reimbursed Upon Request

III.      Share Ownership Requirements

Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual retainer for Board Service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

*	Commencing with grant awarded in 2012, the vesting period will be one year. For grants awarded prior to 2012, the vesting period is three years.

**	Life insurance benefits were eliminated for Directors elected after April 2011. The life insurance coverage remained in place for Directors elected prior to or during April 2011.

In March of 2012, the Governance Committee nominated an independent Director to serve as Chairman of the South Jersey Energy Solutions, LLC (SJES) Executive Committee. Based on the recommendation of Cook, the Board determined that an additional retainer would be paid for independent directors who serve as Chairman of the Board of SJI and its subsidiaries. Commencing May 2012, an $8,000 annual retainer was paid to the Chairman of the SJES Executive Committee.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Sarah M. Barpoulis (5)	51,167	0	-	-	-	-	51,167
Shirli M. Billings (4)	25,333	70,000	-	-	-	122	95,455
Thomas A. Bracken	81,000	70,000	-	-	-	366	151,366
Keith S. Campbell	78,000	70,000	-	-	-	366	148,366
Victor A. Fortkiewicz	70,000	70,000	-	-	-	366	140,366
Sheila Hartnett-Devlin	86,000	70,000	-	-	-	366	156,366
Sunita Holzer	70,000	70,000	-	-	-	-	140,000
Walter M. Higgins III	95,106	70,000	-	-	-	366	165,472
Frank L. Sims (5)	51,167	0	-	-	-	-	51,167
Joseph H. Petrowski	79,833	70,000	-	-	-	366	150,199

Footnotes

(1) Represents the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation. Restricted stock grants were made to each director in January 2012 of 1,238 shares using the average of the daily closing prices for the last two quarters of 2011.

(2) In January 2013, each Director listed above, with the exception of Shirli M. Billings, who is no longer a Director, received shares of the Company’s Common Stock with a value of $70,000. As of January 2013, each current Director with the exception of Directors Barpoulis, Fortkiewicz, Holzer and Sims, has three outstanding restricted stock grants as follows:

Grant Date	Stock Grant Cash Allocation	# of Shares	Value as of January 4, 2013
2011	$60,000	1,222	$63,226
2012	$65,000	1,238	$64,054
2013	$70,000	1,365	$70,625

(3) Represents group life insurance payments and accidental death and dismemberment.

(4) Shirli M. Billings directorship ended April 2012.

(5) Directors Sims and Barpoulis joined the Board in April 2012 and received their first stock grant award in January 2013.

CERTAIN RELATIONSHIPS

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries.  Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest. In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2012.

Compensation Committee

Keith S. Campbell, Chairman
Sheila Hartnett-Devlin
Sunita Holzer
Joseph H. Petrowski
Frank L. Sims

The following is a discussion and analysis of our executive compensation programs as they apply to our Chairman/President/Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the next three most highly compensated executive officers who were serving as executive officers in fiscal year 2011 (our “Named Executives”).  Our Named Executives for 2012 were Edward J. Graham, David A. Kindlick, Michael J. Renna, Jeffrey E. DuBois and Gina Merritt-Epps.

Executive Summary

During fiscal year 2012, we continued our strong growth and financial stability. Specifically, we achieved strong financial growth in the following key performance measures:

●	We grew Economic Earnings* per share by 5% over prior year results, to $3.03 per share;

●	We grew Economic Earnings by 7% over 2011 performance; and

●	We increased our annual dividend to $1.77 per share, a 10% increase over the 2011 annual dividend.

In addition, our utility and non-utility energy project businesses drove performance in the following areas:

●
Utility operations grew earnings by 10% as we continued to invest heavily in the improvement of natural gas transmission and distribution systems. Utility performance also benefited from the addition of over 7,400 new customers, over 70 percent of which were converted from other fuels;

●	Marina Energy Economic Earnings grew 27% as we continued to develop solar energy projects and added two major district heating and cooling facilities to its portfolio of projects; and

●
We made significant progress towards our goal of transitioning our wholesale energy marketing business from marketing long haul transportation and storage assets to providing producer and user services that focus on the Marcellus shale.

*Economic Earnings is a financial measure that is not calculated in conformance with generally accepted accounting principles (GAAP). For a full discussion of Economic Earnings and a reconciliation to GAAP income, please see our most recent Form 10-K filed on February 28, 2013.

The Compensation Committee (“Committee”) of the Board of Directors is committed to providing a strong pay for performance executive compensation program that includes an appropriate mix of short-term and long-term incentives to drive shareholder value. Based upon this philosophy and our 2012 performance, the Compensation Committee took the following actions with respect to the 2012 compensation for Named Executives:

●	Awarded salary increases to all of our Named Executives to align them within market median of comparable executives in our peer group;

●
Awarded cash payments to our Named Executives based on SJI and individual performance in 2012, awarding our CEO a cash award of $510,469 and cash awards to our other Named Executives ranging from $102,094 to $166,800 as discussed in more detail below under the section entitled “2012 Annual Cash Awards;”

●
Adopted a new Annual Incentive Compensation Plan that is structured to permit the Committee to grant awards that meet the “qualified performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code.

●
Adjusted certain performance measures utilized our annual and long-term awards, including earnings per share and relative shareholder return, to align SJI with peer group industry standards and our pay for performance philosophy.

●	Modified our peer group so that the same peer group is used to benchmark both short-term and long-term compensation to help ensure alignment between pay and performance.

General Description of Executive Compensation Program and Key Objectives

As a provider of energy-related products and services SJI has designed its executive compensation program to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the organization’s work and goals. To achieve these objectives, the Company’s executive compensation program incorporates a mix of short-term and long-term, performance-based incentives. SJI’s performance over the last three years provides evidence that the executive compensation program was effective in furthering the Company’s business objectives. SJI has outperformed the S&P 500 index in four of the last six years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the Company’s peer group used to benchmark long-term incentive compensation in terms of total shareholder return in seven of the last 10 years.  By focusing executive compensation on achievement of annual corporate goals, annual and long-term earnings per share targets and three-year compound annual total shareholder returns, SJI’s executive compensation program is an integral part of SJI’s corporate strategy for driving shareholder value.

Oversight of the Executive Compensation Program

SJI’s executive compensation program is administered by the Committee. These Committee members meet the New York Stock Exchange’s independence standards. In accordance with its charter, the Committee sets the principles and strategies that guide the design of our employee compensation and benefit programs for our Named Executives.

The Committee annually evaluates the CEO’s performance. The Committee also reviews recommendations from the CEO regarding the CEO’s evaluation of the other Named Executives. Taking these performance evaluations into consideration, along with recommendations from our compensation consultant (discussed below), the Committee then establishes and approves compensation levels for our Named Executives, including annual base salaries, performance-based annual cash awards and long-term stock incentive awards. All performance goals for our Named Executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations. To assist the Committee in its evaluation of the executive compensation program, the Committee retains an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”).

Executive Compensation Principles

The executive compensation program for our Named Executives is based on the following principles and aimed at achieving the objectives of the Company’s strategic plan while increasing shareholder value:

●
Executive compensation should be directly and measurably linked to business and individual performance with a significant portion of the compensation designed to create incentives for superior performance and meaningful consequences for below-target performance;

●	Total compensation should be competitive with peer companies to attract, retain and motivate high performing business leaders;

●
Executive compensation should align the interests of our Named Executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock;

●
Incentive plans should balance short-term and long-term financial and strategic objectives whereby Named Executives are rewarded for the businesses for which they are responsible and for overall Company performance; and

●
The process for designing, determining and monitoring executive compensation should be independent of management and use the assistance of independent compensation consultants reporting directly to the Committee.

Shareholder Say-on-Pay Vote

At the Company’s annual meeting of shareholders held in April 2012, we presented our shareholders with a vote to approve, on an advisory basis, the compensation paid to our Named Executives as disclosed in the “Compensation Discussion and Analysis” section of our proxy statement relating to that meeting (referred to as a “say-on-pay” proposal).  96.5% of the votes cast on the say-on-pay proposal voted in favor of the proposal.  In evaluating our executive compensation program in 2012, the Committee considered the significant support our shareholders expressed for our philosophy of linking compensation to performance. As a result of this evaluation the Committee did not significantly change the compensation approach in 2012, but did adopt a new Annual Incentive Compensation Plan that is structured to permit the Committee to grant awards that meet the “qualified performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code and modified our peer group and adjusted certain performance measures for both annual and long-term performance-based awards to better align our pay with our performance.

Compensation Practices

The Company’s current executive compensation structure has been in place since 1998 and applies to all Company officers, including our Named Executives. At that time, a comprehensive study of executive compensation alternatives was undertaken, a primary objective being the creation of a system that aligns the interest of Company shareholders with the financial incentives for executives on a short-term and long-term basis. Subsequently, on a three-year cycle, a compensation structure and market competitiveness study has been completed to ensure that executive compensation structure remained consistent with contemporary compensation methods and tools. Upon the recommendation of Cook in September 2011, the Committee determined that an annual review of its executive compensation program would ensure SJI remained competitive among its peer group. As a result, for 2012 and future years, the Committee will review direct compensation (base pay, annual cash and long-term incentives) annually. The Committee will continue to review indirect compensation (pension, SERP and change of control agreements) on a three-year cycle, or more frequently if warranted based on market conditions and the recommendation of Cook.

Consistent with this philosophy, Cook conducted an overall compensation study that was presented to the Committee in September of 2011. This report examined all components of our executive compensation program and provided an analysis of how our Named Executives’ base salaries, annual cash and long-term incentive compensation compare with peer companies in the energy industry and the general business community. The Committee targets to maintain compensation levels at the 50th percentile of the competitive market levels of peer companies.

The purpose of the Committee targeting the 50th percentile of the competitive market is to provide a level of compensation that is adequate for the Company to be able to attract and retain qualified executives while at the same time protecting shareholder interests. This “middle of the road” compensation philosophy allows that one half of all companies in the competitive market target higher levels of pay than SJI. It also acts to protect shareholders from the risk of overpayments that might result from a higher target pay position (e.g. 75th percentile).

Although pay is targeted at the 50th percentile, actual levels of pay depend on a variety of factors such as tenure and individual and Company performance.  The Committee uses a working range of 20% above or below this benchmark to identify any “red flags” that represent outliers in need of special attention and refinement.  The Committee refers to this targeted percentage as the targeted competitive position.

The Cook report analyzed both Total Cash Compensation (TCC = base + annual incentive compensation) and Total Direct Compensation (TDC = TCC + the value of long-term incentives/equity).  On average, other than the CEO, the Cook report found that our Named Executives’ TCC and TDC levels were below the targeted competitive position and recommended that the Committee consider increases in TCC and TDC levels for consistency with the targeted competitive position of our peer companies.

Along with reviewing our executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with our goal of providing competitive compensation, we compare our executive compensation programs to those programs in place at identified peer companies. For 2012, the Committee, in consultation with Cook, selected a peer group for TCC that was comprised of 13 similarly sized gas and multi-utility companies based on an analysis of the following measures: revenue; operating income; net income; total assets; market capitalization; and total employees.  In terms of size, the Company’s market capitalization of $1.627 million is between the 25th percentile and the median of the market capitalization of the peer group. Specifically, the market capitalization of the peer group companies ranges from approximately $800 million to $4 billion, with a median of $1.972 million.  Cook considers market capitalization the best peer group measure based on the Company’s complexity due to its large non-regulated business.  For all other peer group measures the Company is at or below the 25th percentile. This peer group was revised from 2011 to eliminate two utility companies based on size and differences in current business model.  The peer group consists of the following companies:

AGL Resources	Atmos Energy Corporation	Black Hills Corporation
CH Energy Group, Inc.	Energen Corporation	Laclede Group, Inc.
Nicor, Inc.*	New Jersey Resources Corp.	Northwest Natural Gas Co.
Piedmont Natural Gas Co.	Southwest Gas Corporation	Vectren Corp.
WGL Holdings, Inc.

*Nicor, Inc. was aquired by AGL Resources.

For purposes of benchmarking the long-term incentive program, the Committee had historically identified an additional peer group that was comprised of approximately 40 energy companies against whose performance total shareholder return of the Company was gauged.  However, for 2012, at the recommendation of Cook, the Committee determined that it was appropriate to the use the same peer group for both short-term and long-term compensation to help ensure alignment between pay and performance.

In addition to the peer group discussed above, the Committee uses industry specific compensation surveys in evaluating compensation for our Named Executives.  They include the following four surveys:

●	American Gas Association (AGA) survey data for selected positions.

●	A Mercer industry survey and two other general industry surveys from Cook (all three of which were proprietary and not publicly available).

Cook adjusted all survey data for size, based on the Company’s revenue scope for SJI positions and business unit scope for South Jersey Gas and South Jersey Energy Solutions positions.

The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis.  Based on this information from Cook and the performance evaluations discussed above, the Committee determines the TCC and TDC for each Named Executive. In general, long-term incentives are valued based on amounts reported either in the peer group data or in survey data submissions.  Full value equity awards (restricted shares, restricted share units and outright stock awards) are valued at fair value.  Performance-based plans are valued assuming 100% performance is achieved. On a job-by-job basis this market benchmark information is compared to actual SJI levels of pay and target pay opportunity.

The Committee has reviewed its engagement with Cook and believes there is no conflict of interest between Cook and the Committee.  In reaching this conclusion, the Committee considered the factors regarding compensation advisor independence set forth in the SEC rule effective July 27, 2012 and the NYSE proposed listing standards released on September 25, 2012 that were adopted by the SEC on January 11, 2013.

Compensation Components

The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter including fiscal year 2012. Descriptions of the three components for our Named Executives are set forth below:

Base Salary

Base salary for our Named Executives is targeted at the 50th percentile or median of the relevant peer group and/or competitive market. For 2012, the CEO’s base salary is targeted at 35% of the targeted TDC and our other Named Executives’ base salary is targeted at an average of 44% of the targeted TDC.  Based on the Cook report and the industry compensation surveys noted above, the Committee approved the following base salary increases for our Named Executives. These increases were provided to better align our Named Executives and their TDC with the targeted competitive position of our peer companies.

Name	Base Salary for 2011	Base Salary for 2012
Edward J. Graham	$660,000	$670,000
David A. Kindlick	283,500	300,000
Michael J. Renna	282,975	300,000
Jeffrey E. DuBois	257,250	309,500	*
Gina Merritt-Epps	220,000	275,250	**

* Mr. DuBois received a base salary increase to $280,000 as of January 1, 2012, based on the Cook analysis discussed above to better align him with the TDC of targeted competitive positions of our peer companies.  Mr. DuBois received a subsequent base salary increase to $309,500, effective as of April 22, 2012, in connection with his promotion to President of South Jersey Gas Company.

**Ms. Merritt-Epps received a base salary increase to $251,000 as of January 1, 2012, based on the Cook analysis discussed above to better align her with the TDC of targeted competitive positions of our peer companies. Ms. Merritt-Epps received a subsequent base salary increase to $275,250, effective as of April 22, 2012, in connection with her promotion to General Counsel and Corporate Secretary.

Annual Cash Awards

Each Named Executive has a pre-established annual cash target award opportunity for 2012. Named Executives can achieve cash awards up to 150% of their annual cash target award opportunity based on the achievement of the performance metrics discussed below.  The 2012 annual cash target award opportunities for each Named Executive is set forth below:

Name	Cash Target Award Opportunity	Total Cash Award Achieved for 2012 Performance
Edward J. Graham	$495,000	$510,469
David A. Kindlick	141,750	141,750
Michael J. Renna	160,000	166,800
Jeffrey E. DuBois	140,000	165,550
Gina Merritt-Epps	99,000	102,094

The performance metrics used for our Named Executives are economic earnings per share, financial performance of subsidiaries and individual balanced scorecard objectives and are weighted as set forth in the chart below. Annual cash awards for 2012 were not structured to meet the qualified performance-based compensation exemption under Section 162(m) of the Internal Revenue Code. Shareholder approval was received in 2012 for our Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m) of the Internal Revenue Code.

2012 Annual Cash Awards
Metrics

CEO CFO	75% SJI Economic Earnings Per Share	-	25% Specific, measurable, and predefined performance objectives
Subsidiary Lead Executives	25% SJI Economic Earnings Per Share	50% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives
Other Named Executives	50% SJI Economic Earnings Per Share	-	50% Specific, measurable, and predefined performance objectives

For the economic earnings per share metric, the Committee develops a schedule each year to determine the actual amount of the annual cash award for this metric based on performance. The schedule includes a minimum, target and maximum performance level based on the Company’s earnings per share.  The amount of the annual cash award attributed to this metric is capped at the maximum level so that the range for any payout to a Named Executive is plus or minus 50% of the targeted annual cash amount.  The Company must achieve minimum earnings per share for any payout of any annual cash award to any Named Executive, including payouts attributed to financial performance of subsidiaries and individual balanced scorecard objectives.   For 2012, the minimum earnings per share level is the amount of the Company’s actual economic earnings per share result for 2011.  As a result, for the Company’s Named Executives to achieve any annual cash award payout for 2012, the Company had to outperform the 2011 earnings.

The target level earnings per share target for 2012 was $3.03 per share.  If earnings per share of $3.03 were achieved, annual cash of 100% of target would have been earned.  The maximum level earnings per share target for 2012 was $3.17 per share. At an earnings per share amount of $3.17 per share, 150% of target would have been earned. Actual earnings per share for 2012 was $3.03 per share which resulted in a cash payout based on 100% of target. As a result, Messrs. Graham, Kindlick, DuBois, Renna and Ms. Merritt-Epps, received the following cash awards attributable to the SJI earnings per share target: $371,250, $106,312, $35,000, $40,000 and $49,500.

For Messrs. DuBois and Renna, performance is also measured using metrics related to the financial performance of the relevant subsidiary companies for which they are responsible. South Jersey Gas for Mr. DuBois and South Jersey Energy Solutions for Mr. Renna. This metric carries a 50% weighting of the overall target cash award for each Named Executive.  For 2012, financial performance of the relevant subsidiary companies for which Messrs. DuBois and Renna are responsible was measured based on attainment of certain net income targets.  For Mr. DuBois, the South Jersey Gas net income target was $56,902,300.  For Mr. Renna, the net income target for South Jersey Energy Solutions, was $36,300,900. The maximum amount of annual cash attributable to the net income/subsidiary financial performance objective was capped at 150% of target.

Based on performance, Mr. DuBois achieved 134% of his cash attributable to the financial performance of South Jersey Gas, resulting in payment to Mr. DuBois of $93,800.  For Mr. Renna 96% of the target financial performance for South Jersey Energy Solutions was achieved, resulting in a payment to Mr. Renna of $76,800.

In addition to the Company performance components used to determine annual cash awards described above, awards to Named Executives are based on individual balanced scorecard performance, which is weighted 25% for Messrs. Graham, Kindlick, DuBois and Renna. For Ms. Merritt-Epps, the individual balanced scorecard objectives are weighted 50%.  An individual balanced scorecard (“BSC”) is a strategic performance management tool that has four quadrants that may be used to measure financial and non-financial goals.  The four perspectives that the BSC measures against may include financial, customer, process and learning and growth.

2012 Balanced Scorecard Summary Objectives

	Objectives	Measurement Goals	Performance Level Achieved
Edward J. Graham, CEO	Execution of measures for financial performance and sustainment	Extend capital investment recovery tracker (CIRT) beyond 2012; continue to expand key regulatory projects to grow future earnings, while measuring appropriate risk	Achieved strong performance through pending extension of CIRT and strong commitments for key regulatory projects
	Strategic Planning/Vision	Expanded strategic plans at SJI and subsidiary company levels; elevate strategic plan discussions to Board of Director level	Achieved strong performance through refinement of cash flow projections and improvement of strategic planning process
	Organizational Development/ succession planning	Formulate and implement development opportunities and construct more advanced development plans; extend succession planning for key officers	Achieved target performance based on key internal organization changes but additional succession planning necessary
	Enhanced Customer and Shareholder Relations	Expand communications efforts at SJI, including shareholder outreach	Achieved target performance based on strong investor relations effort and customer satisfaction

David A. Kindlick, CFO	Regulatory	Develop SJG regulatory plan and implement key initiatives	Achieved target performance based on CIRT program updates
	Risk Management	Evaluate proposed corporate projects on a risk adjusted basis	Achieved target performance though the development of a modeling and evaluation process for new business proposals
	Finance	Identify and implement strategy to enhance capital strategy	Achieved target performance based on improved liquidity measures and cash flow management
	Succession planning	Continue development of corporate finance department succession planning	Achieved target performance through internal succession planning within department
Michael J. Renna, President, Solutions	Customer growth	Stabilize Marcellus presence; Close Energenic and Marina projects; Develop solar queue; Expand commodity sales; Retain key accounts; Grow niche wholesale market; Improve service margins	Achieved maximum performance based on additional income and improved margins, retention of 100% of all key accounts, additional revenue from key solar projects and stabilization of Marcellus presence
	Operating Efficiency/Productivity	Acquire trading assets; achieve operating targets for Marina; Improve organizational efficiency; Improve service productivity; Reposition brand; Manage system conversion	Achieved strong performance through reduction of operating expenses, establishing trading platform conversion and improved long-term contracts
	Expand and develop leadership competencies	Expand new graduate development program; Improve organizational readiness; improve Board of Director reporting and communication	Achieved target performance based on improved Board of Director communications and implementation of succession plan
Jeffrey E. DuBois, COO, SJG	Customer service	Launch process to implement new CIS (customer information services)	Achieved target performance based on implementing CIS process
	Accelerate infrastructure replacement program	Assess viability of continuing and implement	Achieved target performance though further advancement of infrastructure program
	Develop work management system (EWAMS)	Meet milestones to achieve implementation date	Achieved target performance through successful rollout of EWAMS
	Succession planning	Identify potential successors and develop plan for their development	Achieved target performance based on internal succession planning
	Customer growth	Create organizational structure that allows the Company to meet its customer growth goals	Achieved strong performance through high conversion opportunities within region

Gina Merritt-Epps, GC and Corporate Sec.	Effectively manage legal financial matters	Efficiently manage legal expenses; manage lawsuit exposure; monitor corporate communications/relations	Achieved target performance based on improved development of legal expense processes and the oversight of HR and corporate matters sufficiently managed lawsuits
	Improve corporate and customer communications	Provide effective legal responses; advise Board of Directors and senior management on legal and regulatory matters; ensure community relations department meets customer needs	Achieved strong performance based on effectively managing legal needs while updating management and the Board of Directors on pertinent legal matters
	Improve corporate legal processes	Improve records and administration process; plan and execute corporate meetings; manage SEC disclosure	Achieved strong performance by implementing electronic records process and effectively meeting deadlines for meetings and SEC disclosure
	Continue to develop and grow legal and business knowledge	Attend legal seminars and conferences; advise corporate communications of key legal matters	Achieved target performance through strong legal growth and development but continued business growth necessary

BSC objectives are predefined at or close to the beginning of the calendar year in which they are to be performed. The objectives are tied to business plans for the applicable year for each of our Named Executives.  The achievement of these objectives is measured on a scale of 0 to 5 with 3 being target performance and resulting in payment at 100% of the 25% weighting attributable to the BSC component of the annual cash awards.  Annual cash awards for this metric are also capped at 150% of target.

The level of performance achieved for each BSC objective is dependent upon the terms of the objective itself, relative to each Named Executive’s performance. Based on the performance level achieved as set forth in the above table, Messrs. Graham, Kindlick, DuBois, Renna and Ms. Merritt-Epps, received the following BSC ratings for 2012 individual performance: 3.5, 3.0, 3.2, 4.0 and 3.25. As a result, each Named Executive achieved annual cash payments attributable to their BSC objectives as follows:

Annual Cash Award Attributable to BSC For 2012

	Target (100%)	Max (150%)	Actual
Edward J. Graham	$123,750	$185,625	$139,219
David A. Kindlick	35,438	53,156	35,438
Michael J. Renna	40,000	60,000	49,000
Jeffrey E. DuBois	35,000	52,500	36,370
Gina Merritt-Epps	49,500	74,250	52,594

Long-Term Incentive

The long-term incentive component of the executive compensation program for Named Executives consists of performance-based restricted stock grants, which are earned 50% based upon the Company’s relative total shareholder return over a three-year cycle and 50% based on EPS growth over a three-year cycle, both measured against the performance of our peer group. Prior to 2012 the long-term incentive component was based 100% upon the Company’s relative total shareholder return, but at the recommendation of Cook, the Committee revised the long-term incentive component starting in 2012 to include EPS growth as a financial measure to link awards to longer-term operating performance and financials goals that are directly controllable by individuals. The Committee has adopted a policy to use performance-based restricted stock as its long-term incentive component to focus on SJI’s pay for performance philosophy. All Named Executives have pre-established performance-based, long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards.  The schedule, which is summarized in the chart below, includes a minimum, target and a maximum performance level. The amount of any long-term incentive award is capped at this maximum level. The range of payout is plus or minus 50% of the targeted long-term incentive amount. The minimum level requires that the Company’s common stock over a three-year period achieve a total shareholder return or EPS growth that matches the 35th percentile of our peer group for long-term incentive awards. The target level is set at the 50th percentile while the maximum award level is set at the 80th percentile. In six of the last eight years, the Company has significantly outperformed the peer group. For the three-year cycle ending December 31, 2012, the Company’s total shareholder return in comparison with the peer group performed at the 59th percentile. When calculating total shareholder return the Company changed the stock price measurement period from a single day to a multi-day average to mitigate the influence of single day changes in stock price. This change will apply for the three-year cycle ending December 31, 2014.

Level of Performance of SJI compared to Peers	Payout Earned at Close of 3-year period
Less than 35th percentile	0
35th percentile	50% (Minimum)
50th percentile	100% (Target)
80th percentile	150% (Maximum)

Actual SJI LTIP Performance for Three Year Performance Cycles

End Date of Performance Cycle	SJI Performance as a % of Peer Group	Payout of LTIP
12/31/2010	95.3%	150%
12/31/2011	44.2%	80.7%
12/31/2012	59.2%	115.3%

Stock Ownership Guidelines

Since 2001, the Company has had stock ownership guidelines in place for Named Executives to reinforce alignment with shareholders. The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of three times the CEO’s annual base salary. All other Named Executives are required to own shares of Company common stock with a market value equal to a minimum of one and one-half times their annual base salary.

Other Benefits and Perquisites

Each of our Named Executives participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, disability insurance, 401(k) Plan) on the same terms as all other employees.  In addition to those benefits our Named Executives are eligible for the following additional benefits:

Executive Pension Plans

The Named Executives hired prior to July 1, 2003 are eligible for benefits under a tax-qualified pension plan for salaried employees. All Named Executives other than Ms. Merritt-Epps are eligible for benefits under the pension plan. Compensation considered under the pension plan consists of base salary and incentives. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55). Named Executives, who are 50 years of age or older, are also covered by an unfunded supplemental retirement plan (the SERP).  The SERP is designed to provide a Named Executive with a minimum retirement benefit from the salaried employee pension plan, and the SERP, which aggregates 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%. For Named Executives hired on or after July 1, 2003, the SERP provides the officer with a benefit, in combination with the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan, which aggregates to 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Renna, DuBois and Ms. Merritt-Epps will have, respectively, 35, 34, 29, 32 and 21 years of credited service.  No credit is provided under the SERP for more than 30 years of service. Mr. Renna and Ms. Merritt-Epps are currently not eligible for the SERP because they are not 50 years old.

Disability Plan – Temporary disability shall be paid at a rate of 100% of the officer’s base salary, and extends at full pay for up to 120 days for Named Executives with less than five years of service, and up to 365 days for Named Executives with service of five or more years.  Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 60% of the officer’s base salary, reduced by Social Security Disability payments, if any up to $10,000 per month.

Group Life Insurance – At a dollar equivalent of approximately two times each Named Executives’ base salary, rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while employed by the Company in an amount of $250,000.  The insurance premium is paid by the Company; the Named Executive is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of any Named Executive while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the Named Executives’ death.  The surviving beneficiary will receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary (10-15 service years); nine months base salary (15-25 service years); 12 months base salary (25+ service years).  Such payment is offset by proceeds from the Named Executives’ qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions – The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its Named Executives with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s Named Executives are provided an automobile to be used for business and at the Named Executives’ discretion, for commuting and other non-business purposes.  Each Named Executive is responsible for any federal and/or state income taxes that result from non-business usage.

Time Off – The Company’s Named Executives may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off does not accrue and cannot be carried over from one year to the next.

Annual Physical Examination – The Company provides Named Executives with an annual physical examination at its expense.

Deferred Compensation Program – Our Named Executives participate in a Restricted Stock Deferral Plan that permits them to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

Employment Agreements; Change in Control Agreements

The Company has employment agreements with each of its Named Executives.  The agreements were for a one-year period ending December 31, 2012.  Generally, these agreements protect the officer in the event of termination following a change of control and from termination for other than just cause.  This protection permits the officer to focus on fulfillment of his position.  If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for one year from the date the change of control occurs. If there is a change of control during the term of the agreement or during the extended term of the agreement, and the Named Executive’s employment is terminated other than for cause or if a Named Executive resigns after there has been a significant adverse change of their employment arrangement with the Company due to a change of control, he is entitled to a severance payment equal to 300% of his average base compensation during the preceding five calendar years. If the Named Executive’s employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his current base salary.  For a summary of the payments that would be made upon the termination or resignation of our Named Executives see “Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments”.

At the recommendation of Cook, the Committee approved new change in control agreements for all Named Executives effective January 1, 2013 that only provide for severance benefits upon a termination following a change of control.  The agreements also provide for reduced severance to all Named Executives other than the CEO.  A summary of these agreements is set forth below:

●	The agreements provide for a three-year term compared to a one-year term;

●
The agreements provide that severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive following a change in control. No severance is payable upon a termination without a change of control;

●
The agreements provide for severance equal to two times TCC (three times for the CEO) along with the reimbursement of COBRA coverage costs for the applicable two- or three-year period, less the employee contribution rate.

●	Accelerated vesting of time based equity awards. Performance based awards vest only to the extent provided in the award agreement evidencing the performance based awards.

●
The agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (Code) so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the Named Executive without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

In connection with the approval of the new change in control agreements, the Committee adopted the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”).  All Named Executives were designated by the Committee to participate in the Officer Severance Plan. The Officer Severance Plan provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the Named Executive, absent a change in control:

●	A lump sum cash payment equal to one times annual base salary;

●
A monthly reimbursement of the COBRA premium cost for the Named Executives and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the Named Executives are eligible for and timely elect COBRA continuation coverage; and

●	Accelerated vesting of time-based equity awards. Performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan, as amended and restated effective January 1, 2012, and the Restricted Stock Agreements governing the performance-based restricted stock grants to our Named Executives were amended in 2012 to provide for double trigger vesting of outstanding unvested awards upon a qualifying termination following a change of control.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change of control.  Prior to this change unvested awards vest and become non-forfeitable upon a change of control.

Tax Implications

Section 162(m) of the Internal Revenue Code limits the deduction allowable for compensation paid to certain of our Named Executives up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees, including Named Executives, are intended to qualify as performance-based compensation and are therefore excluded from the $1 million limitation. Shareholder approval was received in 2012 for an Annual Incentive Plan so that commencing in 2013, annual cash awards granted by the Committee under the Annual Incentive Plan could be structured to qualify for the qualified performance-based compensation exemption from Section 162(m). The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of SJI’s executive compensation program. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m).

Risk Assessment

Taking carefully considered risk is an integral part of any business strategy; and, therefore our executive compensation policies are not intended to eliminate all risk. However, our incentive compensation pay policies are designed to mitigate risk-taking that is short sighted or excessive. Through a combination of incentive compensation that has a short and long-term focus, the Company balances the competing interests of incentive compensation. Annual and multi-year vesting is balanced and is not overly weighted toward short-term results. Further, our metrics are quantitative and more than one metric is used to measure achievement against objectives for short-term goals.  Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to ensure a full assessment of the metric.  Further, in formulating and reviewing our executive compensation policies the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

Further, for 2012 the Human Resources Department compiled an inventory of the compensation programs administered by South Jersey Industries, including South Jersey Energy Solutions, South Jersey Gas Company, South Jersey Energy Service Plus and SJI Services, LLC. This inventory included compensation and incentive programs for all levels of management as well as for our represented workforce. A description of each of these programs was provided to the Committee. The principal features of each program were summarized for the Committee, which included eligibility criteria, benefit formula, performance metrics, vesting schedule, manner of payment along with any other unique characteristics of the program. Along with the inventory of compensation programs, the Human Resource department presented its assessment of the compensation programs and the conclusions reached by the internal Risk Management department. The Risk Management department conducted its own review of the programs.   These evaluations focused on potential risks inherent in the compensation programs.  Having reviewed the extensive documentation presented to it by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

In addition to Committee review of  compensation policies, the Company has a practice whereby its internal compensation committee, that is comprised of the Company’s senior officers who report directly to the CEO, reviews all compensation programs for all Company-wide employees for the current year and the coming year. This process entails an inventory of all compensation plans and a review across functional areas within the Company and ensures that no one individual is able to solely determine the compensation for his employees without review of the full internal compensation committee.  Further the internal compensation committee has a series of internal policies that guide its decision-making process.  For example, as structural and individual changes are made to compensation throughout the year, the internal compensation committee must review a written proposal from the sponsoring executive. Our Human Resource department acts as a consultant to the internal compensation committee and identifies how any proposed changes impact the organization, the employee, and what, if any, compensation policies and procedures are implicated. Through this review any anomalies are highlighted and reviewed.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g) (4)	Change in Pension Value and Nonqualified Compensation Earnings ($) (h)	All Other Compensation ($) (2) (i)	Totals ($) (j)
Edward J. Graham	2012	669,808	-	628,301	-	510,469	2,181,000	34,701	4,024,279
Chairman, President and	2011	659,327	-	620,857	-	554,400	2,304,000	36,959	4,175,543
Chief Executive Officer	2010	624,231	-	638,757	-	624,023	1,616,000	32,888	3,535,899
David A. Kindlick	2012	299,683	-	180,844	-	141,750	709,000	15,479	1,346,756
Senior Vice President and	2011	283,341	-	164,027	-	158,760	672,000	16,369	1,294,497
Chief Financial Officer	2010	269,822	-	165,562	-	184,275	650,000	16,160	1,285,819
Michael J. Renna (3)	2012	299,673	-	180,844	-	166,800	86,000	15,197	748,514
President and Chief Operating Officer of South	2011	278,458	-	163,721	-	176,153	72,000	12,041	702,373
Jersey Energy Solutions	2010	244,637	-	150,227	-	167,937	44,000	11,631	618,432
Jeffrey E. DuBois	2012	299,418	-	161,807	-	165,550	735,000	14,394	1,376,169
Vice President and Senior Vice President Operations & Chief Operating	2011	257,014	-	148,847	-	143,578	653,000	11,903	1,214,342
Officer of South Jersey Gas Company	2010	244,712	-	150,227	-	165,375	338,000	11,730	910,044
Gina Merritt-Epps (3)	2012	266,726	-	128,494	-	102,094	-	22,632	519,946
General Counsel and	2011	-	-	-	-	-	-	-	-
Corporate Secretary	2010	-	-	-	-	-	-	-	-

Footnotes to Summary Compensation Table

(1)  Represents the full grant date fair value of awards in connection with the grants of restricted common stock, calculated in accordance with FASB ASC Topic 718.  See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 of performance-based restricted stock grants.

For the 2012 grant, the Named Executives deferred their stock grants upon vesting as follows:

Named Executive	Award	Vest Date	Deferral Date
Edward J. Graham	11,618	12/31/14	Not Deferred
David A. Kindlick	3,344	12/31/14	3/1/2017*
Michael J. Renna	3,344	12/31/14	Not Deferred
Jeffrey E. DuBois	2,992	12/31/14	3/1/2017**
Gina Merritt-Epps	2,376	12/31/14	Not Deferred
*Payable in two annual installments beginning in 2017.
**Payable in one installment in 2017.

(2)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, the value of a Company-provided automobile and the income value of group life insurance. The 2012 values for these items are listed below:

	Edward J. Graham	David A. Kindlick	Michael J. Renna	Jeffrey E. DuBois	Gina Merritt-Epps
401(k) Plan	$7,500	$7,500	$7,500	$7,500	$10,000
401(k) Reimbursement	12,594	1,490	1,490	1,483	669
Group Life Insurance	6,666	2,836	981	1,400	802
Automobile	7,941	3,652	5,226	4,011	11,160
Total Value	$34,701	$15,478	$15,197	$14,394	$22,631

(3) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Ms. Merritt-Epps is not currently eligible for the SERP or the Retirement Plan.

(4) Non-equity incentive compensation in 2010 Proxy was stated at target. 2010 amounts in the above Summary Compensation Table reflected amounts paid in 2011. 2011 amounts are stated at actual.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our Named Executives during the year ended December 31, 2012.

Grants of Plan-Based Awards - 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Graham	1/03/12	0	495,000	742,500	0	11,618	17,427	-	-	628,301
David A. Kindlick	1/03/12	0	141,750	212,625	0	3,344	5,016	-	-	180,844
Michael J. Renna	1/03/12	0	160,000	240,000	0	3,344	5,016	-	-	180,844
Jeffrey E. DuBois	1/03/12	0	140,000	210,000	0	2,992	4,488	-	-	161,807
Gina Merritt-Epps	1/03/12	0	99,000	148,500	0	2,376	3,564	-	-	128,494

Footnotes to Grants of Plan-Based Awards Table

(1) Amounts represent potential cash awards payable to our Named Executives if all performance goals were achieved for 2012 performance.  Actual cash awards paid to our Named Executives for 2012 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2) Represents the possible payout of shares of the performance-based restricted stock grants to each Named Executive at the end of the three-year performance period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFASB ASC Topic 718.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards

The following table sets forth certain information concerning our outstanding restricted stock awards for our Named Executives at December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End - 2012
Stock Awards

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2012	-	-	11,618	584,734
	2011	-	-	12,188	613,422
David A. Kindlick	2012	-	-	3,344	168,304
	2011	-	-	3,220	162,063
Michael J. Renna	2012	-	-	3,344	168,304
	2011	-	-	3,214	161,761
Jeffrey E. DuBois	2012	-	-	2,992	150,587
	2011	-	-	2,922	147,064
Gina Merritt-Epps	2012	-	-	2,376	119,584
	2011	-	-	2,083	104,837

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table

(1) Represents grants of performance-based restricted stock at target performance (100%).  Actual shares awarded could range from 0% to 150% of target performance.

(2) Market value of Company common stock at December 31, 2012 was $50.33 and was used to calculate market value.

Stock Vesting - 2012

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executives during the year ended December 31, 2012.  No options are outstanding and none were exercised by the Named Executives during the year ended December 31, 2012.

Stock Vested - 2012

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edward J. Graham	20,642	1,038,912
David A. Kindlick	5,350	269,266
Michael J. Renna	4,855	244,352
Jeffrey E. DuBois	4,855	244,352
Gina Merritt-Epps	3,303	166,240

Footnote to Stock Vested Table

(1) The dollar value is calculated by multiplying the number of shares of restricted stock that have vested by the market value of the Company’s common stock on the vesting date of December 31, 2012, which was $50.33.

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
	Retirement Plan for Employees of SJI	30	$986,000	0
Edward J. Graham	SJI Supplemental Executive Retirement Plan	31	9,238,000	0
	Retirement Plan for Employees of SJI	32	1,207,000	0
David A. Kindlick	SJI Supplemental Executive Retirement Plan	33	2,965,000	0
Michael J. Renna (4)	Retirement Plan for Employees of SJI	14	314,000	0
	Retirement Plan for Employees of SJI	25	779,000	0
Jeffrey E. DuBois	SJI Supplemental Executive Retirement Plan	26	2,033,000
Gina Merritt-Epps	SJI Supplemental	N/A	-	-
	Executive Retirement Plan	N/A	-	-

Footnotes to Pension Benefits Table

(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on 2% of the participant’s “average of the highest three of the final five years’ salary” multiplied by years of credited service (up to 30 years), plus an additional 5% of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 3 years in the final 5 years of employment.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year.  The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who we hired before July 1, 2003.  A Participant is eligible for a normal retirement benefit under the Retirement Plan after having attained age 65.  We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5% per year thereafter, and (b) 1.00% of the participant’s “final average compensation” plus 0.35% of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 3 years of the final 5 years of employment immediately preceding retirement.

A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year prior to age 60.

The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.

(3) We base present values for participants on a 4.26% discount rate and RP-2000 mortality projected to 2013 (postretirement only), and no preretirement decrements.

(4) Mr. Renna is not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017.

(5) Ms. Merritt-Epps is not currently eligible for the SERP or the Retirement Plan.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non-tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s Named Executives pursuant to previously issued performance-based, restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	480,853	-	71,414	1,003,698	2,223,321
David A. Kindlick	Restricted Stock Deferral Plan	-	-	16,943	227,123	527,481
Michael J. Renna	Restricted Stock Deferral Plan	123,459	-	12,766	262,529	397,455
Jeffrey E. DuBois	Restricted Stock Deferral Plan	120,138	-	12,474	254,565	386,782
Gina Merritt-Epps	Restricted Stock Deferral Plan	25,618	-	3,009	4,571	93,681

Footnotes to Nonqualified Deferred Compensation Table

(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executives calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2012, which was $50.33.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive.  The Company has in previous years disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2012 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted average exercise price of outstanding options, warrants and rights ($) (3)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders(1)	147,082	(2)	-	1,117,556
Equity compensation plans not approved by security holders	-		-	-
Total	147,082	(2)	-	1,117,556

Footnotes to Equity Compensation Plan Information

(1) These plans include those used to make awards of performance-based, restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) This total includes 66,077 shares that had vested as of December 31, 2012 but had not yet been issued.

(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments

South Jersey Industries entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executives of the Company in the event of a termination of employment or a change in the Company’s control with a qualifying termination.  We listed the amount of compensation payable to each named executive in each situation in the table below.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Companies for Cause	Termination by the Officer for Good Reason following a CIC	Termination by the Companies for Other than Cause following a CIC	Termination by the Companies for Other than Cause without a CIC
Edward J. Graham
Cash Compensation	$0	$0	$4,966,463	$4,966,463	$1,025,000
Equity Compensation	$603,859	$0	$1,198,156	$1,198,156	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$2,777,000
David A. Kindlick
Cash Compensation	$0	$0	$1,796,459	$1,796,459	$470,000
Equity Compensation	$164,143	$0	$330,367	$330,367	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$1,409,000
Michael J. Renna
Cash Compensation	$0	$0	$1,464,452	$1,464,452	$470,000
Equity Compensation	$0	$0	$330,065	$330,065	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$0
Jeffrey E. DuBois
Cash Compensation	$0	$0	$1,289,801	$1,289,801	$484,250
Equity Compensation	$0	$0	$301,174	$301,174	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$1,206,000
Gina Merritt-Epps
Cash Compensation	$0	$0	$580,316	$580,316	$432,875
Equity Compensation	$0	$0	$224,421	$224,421	$0
Incremental Nonqualified Pension	$0	$0	$0	$0	$0

Below is a description of the assumptions that we used in determining the payments in the tables above upon termination as of December 31, 2012:

Retirement

Named Executive retires from the Company upon attaining both 55 years of age and 10 years of continuous service with the Company.

Change in Control (CIC)

A change of control shall mean any of the following: (1) consummation of any pay or proposal for the merger, liquidation, dissolution or acquisition of SJI or all or substantially all of its assets; (2) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (3) the acquisition by any person(s) of 20% or more of the stock of SJI having general voting rights in the election of directors. The new change in control agreements for all Named Executives only provide for severance benefits upon a termination following a change in control and include a modified change in control definition.  The agreements also provide for reduced severance to all Named Executives other than the CEO as described in the Compensation Discussion and Analysis. These agreements are effective January 1, 2013.

Cash Compensation

Termination following a Change of Control (Good Reason or Without Cause) – The Company shall pay the Named Executives as severance pay an amount equal to 300% of a base amount determined to be the average annual compensation paid to the Named Executives during the five calendar years preceding the date of termination as reported on their Forms W-2. Each Named Executive is also entitled to reasonable outplacement services, not to exceed $15,000, or at the discretion of the CEO, $20,000.  We have assumed $20,000 for purposes of the above cash compensation disclosure. The employment agreements require that such severance pay shall be reduced to the largest amount as will result in no payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, taking into account the severance pay and any other payment a Named Executive would be entitled to receive under any other agreement (the “280G Cutback”).  The only other payments that would be considered parachute payments upon a change of control is the acceleration of unvested restricted stock awards.  As a result of the 280G Cutback, the cash compensation payable to Messrs. Graham, Kindlick, Renna and, DuBois, and Ms. Merritt-Epps upon a termination following a change of control would be reduced to approximately the following amounts: $3,728,306, $1,426,091, $1,094,386, $948,626 and $315,894.  This 280G Cutback analysis does not reflect any allocation of payments that may be made with respect to applicable non-compete provisions or any ameliorative tax planning strategies.

Termination for Other than Cause without a Change of Control – The Company shall pay the each Named Executive as severance pay an amount equal to 150% of the Named Executives’ base salary to be paid out in 18 equal monthly installments. We have assumed $20,000 for outplacement services for purposes of this cash compensation disclosure.

Equity Compensation

Retirement – Named Executives are entitled to pro-rated monthly vesting upon retirement, based on the applicable three-year performance period.  The amount for Mr. Graham and Mr. Kindlick, who are the only Named Executive eligible for retirement, represents the pro-rated value of outstanding target shares from the 2011 and 2012 restricted stock awards.

Change of Control – Upon a qualifying termination following change of control, all unvested restricted stock awards that are outstanding vest and pay at target level performance.  A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the Named Executive, each following a change of control. The amounts disclosed represent the value of outstanding 2011 and 2012 awards based on target level performance.

Stock Price – Assumed to be $50.33 based on the closing price as of December 31, 2012.

Incremental Nonqualified Pension

The present values of accumulated pension benefits under the Retirement Plan for Employees of SJI and the SJI Supplemental Executive Retirement Plan for the Named Executive are disclosed in the Pension Benefits Table section of this proxy disclosure.  The payment amounts disclosed in this section represent the amount of the increase under such payments upon any triggering events. Mr. Renna and Ms. Merritt-Epps are not eligible for the SERP.

Termination by the Companies Other than for Cause without a Change of Control – For purposes of the Supplemental Executive Retirement Plan (“SERP”), 18 months shall be included as service credit and the severance amount shall be considered in the final average earnings calculation.  Mr. Graham, Mr. Kindlick and, Mr. DuBois are currently eligible to receive a SERP benefit.

Final Average Earnings (“FAE”) – FAE means the average base salary plus annual cash earned for that calendar year for the highest 3 years of the final 5 years of employment.  The FAEs were based on the base salary for 2012, 2011 and 2010 plus the severance pay.

Present Values – 4.26% discount rate and RP-2000 mortality projected to 2013 (postretirement only), and no pre-retirement decrements.  Assumes normal form of payment is a life annuity with six years guaranteed.

EXHIBIT A

Participant List

AGL Resources	Alliant Energy	Atmos Energy Corporation
Avista Corporation	Cascade Natural Gas Corporation	CenterPoint Energy, Inc.
Central Hudson Gas & Electric	Chesapeake Utilities Corporation	Citizens Gas & Coke Utility
Colorado Springs Utilities	Constellation Energy	Consumers Energy Company
Dominion Resources, Inc.	DTE Energy	Duke Energy Corporation
Energen Corporation	Energy South, Inc.	Entergy Corporation
EON US LLC	Equitable Utilities	Exelon Corporation
Gainesville Regional Utilities	Integrys Energy Group	Intermountain Gas Company
Iroquois Pipeline Operating Company	Knoxville Utilities Board	Laclede Gas
Memphis Light, Gas & Water	Metropolitan Utilities District	Middle Tenn. Natural Gas Company
Montana Dakota Utilities	Mountaineer Gas Company	National Fuel Gas Distribution Corporation
National Gas & Oil Cooperative	National Grid	New Jersey Resources Corporation
NICOR, Inc.	NiSource, Inc.	Northwest Natural Gas Company
North Western Energy LLC	NSTAR	Oneok, Inc.
Pepco Holdings	Philadelphia Gas Works	Piedmont Natural Gas Company, Inc.
Puget Sound Energy	Questar Corporation	SEMCO Energy
Sempra Energy	Source Gas	South Jersey Gas Company
Southern California Gas Company	Southern Union Company	Southwest Gas Corporation
UGI Utilities, Inc.	Vectren Corporation	Vermont Gas Systems, Inc.
Washington Gas Light Company	Westfield Gas & Electric Light	Xcel Energy, Inc.

EXHIBIT B

Energy Database

Company Name	Sector
T.D. Williamson, Inc.	Energy
Hess Corporation	Energy
Sierra Southwest Co-Op Services, Inc.	Energy
Piedmont Natural Gas Company, Inc.	Energy
Southern Company	Energy
Southern Company -Alabama Power	Energy
Southern Company - Georgia Power	Energy
Southern Company - Southern Nuclear Operating Company	Energy
Southern Company - Mississippi Power	Energy
Southwest Gas Corporation	Energy
New York Power Authority	Energy
City of Philadelphia - Philadelphia Gas Works	Energy
Powersouth	Energy
Atmos Energy Corporation	Energy
Memphis Light, Gas & Water Division	Energy
California Independent System Operator Corporation	Energy
United Illuminating Corporation	Energy
Unitil Corporation	Energy
CHS, Inc.	Energy
Mirant Corporation	Energy
ElectriCities of North Carolina	Energy
CenterPoint Energy	Energy
Dominion Resources, Inc.	Energy
Dominion Resources, Inc. - Dominion Energy	Energy
Dominion Resources, Inc. - Dominion Generation Corporation	Energy
Dominion Resources, Inc. - VA Power	Energy
Iroquois Pipeline Operating Company	Energy

Public Works Commission of Fayetteville, North Carolina	Energy
PJM Interconnection, LLC	Energy
PG&E Corporation - Pacific Gas and Electric Company	Energy
Electric Reliability Council of Texas, Inc.	Energy
FirstEnergy	Energy
Allegheny Energy, Inc.	Energy
AGL Resources, Inc.	Energy
GDF SUEZ Energy - United Water	Energy
GDF SUEZ Energy North America	Energy
GDF SUEZ Energy-SUEZ Energy Generation North America	Energy
GDF SUEZ Energy-SUEZ Energy LNG North America	Energy
GDF SUEZ Energy-SUEZ Energy Marketing North America	Energy
GDF SUEZ Energy-SUEZ Energy Retail North America	Energy
American Transmission Co. LLC	Energy
PNM Resources Inc.	Energy
Edison International - Edison Mission Energy	Energy
Energy Future Holdings	Energy
Energy Future Holdings - Luminant	Energy
Energy Future Holdings - Luminant Energy	Energy
Energy Future Holdings - Oncor Electric Delivery Company	Energy
Energy Future Holdings - TXU Energy	Energy
Old Dominion Electric Cooperative	Energy
Central Vermont Public Service Corporation	Energy
Petrobras Americas Inc	Energy
Wood Mackenzie	Energy
DPL Inc.	Energy
Orlando Utilities Commission	Energy
City of Austin - Austin Energy	Energy
E.ON U.S., LLC	Energy
Duquesne Light	Energy
Vopak North America	Energy
NuStar Energy L.P.	Energy
Cheniere Energy, lnc.	Energy
CGGVentas	Energy
L/B Water Service	Energy
Helmerich & Payne, Inc.	Energy
Florida Municipal Power Agency	Energy
South Jersey Industries	Energy
South Jersey Industries - South Jersey Energy Solutions	Energy
South Jersey Industries - South Jersey Gas Company	Energy
AES Corporation	Energy
Southern Minnesota Municipal Power Agency	Energy

General Industry Database

Company Name	Sector
Johnson County Government	General Market
Community Options, Inc.	General Market
New York City Department of Education	General Market
Tipp Enterprises - Novamex	General Market
Laureate Education, Inc	General Market
American Institute of Graphic Arts (AlGA)	General Market
Massachusetts Society of Certified Public Accountants	General Market
Kforce, Inc	General Market
Telefonica International Wholesale Services	General Market
City of Austin, TX	General Market
Sleep Innovations	Industrial
International Fellowship Of Christians & Jews	General Market
Chicago Province of the Society of Jesus	General Market
Pharmacy Onesource, Inc.	General Market
Shippensburg University Foundation	General Market
Rochester Institute of Technology	General Market
Alzheimer’s Disease and Related Disorders Association	General Market
Rensselaer Polytechnic Institute	General Market
Ritchie Bros. Auctioneers	General Market
Healthcare Information Management Systems Society	General Market
Bureau Veritas	General Market

FMC Corporation	Chemical
FMC Corporation - Agricultural Products Group	Chemical
FMC Corporation - Industrial Chemicals Group	Chemical
FMC Corporation - Specialty Chemicals Group	Chemical
PPG Industries Inc. - Chemicals	Chemical
PPG Industries Inc. - Coatings & Resins	Chemical
PPG Industries Inc. - Corporate	Chemical
PPG Industries Inc. - Glass	Chemical
Honeywell - Specialty Materials	Chemical
Eastman Chemical	Chemical
Umicore	Chemical
Ashland, Inc. - Aqualon Functional Ingredients	Chemical
Ashland, Inc. - Ashland Distribution	Chemical
Ashland, Inc. - Consumer Markets	Chemical
Ashland, Inc. - Corporate	Chemical
Ashland, Inc. - Hercules Water Technologies	Chemical
Ashland, Inc. - Performance Materials	Chemical
Tronox Incorporated	Chemical
Sunoco, Inc. - Chemical Division	Chemical
INVISTA	Chemical
Dow Chemical Company, The	Chemical
Dow Chemical Company, The - Dow AgroSciences	Chemical
Dow Corning Corporation	Chemical
E. I. du Pont de Nemours and Company	Chemical
Occidental Petroleum Corporation - Occidental Chemical Corp.	Chemical
Calgon Carbon	Chemical
Olin Corporation - Chlor Alkali	Chemical
Arkema	Chemical
Solvay America - Solvay Solexis	Chemical
Solvay America Inc.	Chemical
Solvay America Inc. - Solvay Advanced Polymers, Inc.	Chemical
Solvay America Inc. - Solvay Chemicals	Chemical
Solvay America Inc. - Solvay lnformation Technologies	Chemical
Chemtura Corporation	Chemical
Bayer Material Science	Chemical
Mosaic Company, The	Chemical
Air Products and Chemicals	Chemical
Rhodia	Chemical
BASF	Chemical
BASF - Ciba Specialty Chemicals	Chemical
Arch Chemicals, Inc.	Chemical
H.B. Fuller Company	Chemical
Williams Companies, Inc.	Chemical
Cognis	Chemical
Roquette America	Chemical
MeadWestvaco Corporation - Specialty Chemicals	Chemical
Praxair, Inc.	Chemical
NewMarket Corporation	Chemical
Georgia Gulf Corporation	Chemical
lneos Group Limited	Chemical
Air Liquide America	Chemical
Cabot Corporation	Chemical
MacDermid	Chemical
EMD Chemicals Inc	Chemical
Evonik Degussa Corporation	Chemical
Linde Group, North America Inc.	Chemical
Millennium Inorganic Chemicals	Chemical
NOVA Chemicals, Inc. Lubrizol Corporation, The	Chemical
LyondellBasell North America - Lyondell	Chemical
Clariant Corporation	Chemical
International Flavors & Fragrances	Chemical
Agrium, Inc. - US	Chemical
Potash Corporation of Saskatchewan, Inc.	Chemical
Huntsman- Textile Effects	Chemical
Cytec Industries Inc.	Chemical
Lonza Inc.	Chemical
Akzo Nobel	Chemical
Akzo Nobel - Car Refinishes	Chemical
Akzo Nobel - Functional Chemicals	Chemical
Akzo Nobel - Industrial Finishes	Chemical
Akzo Nobel - International Paint LLC	Chemical
Akzo Nobel - National Starch	Chemical
Akzo Nobel - Powder Coatings	Chemical
Akzo Nobel - Pulp & Paper Chemicals	Chemical
Akzo Nobel- Surfactants	Chemical

TOTAL S.A- Total Petrochemicals USA	Chemical
Sasol North America, Inc.	Chemical
lnfineum USA L.P.	Chemical
Chevron Phillips Chemical Company LLC	Chemical
Champion Technologies	Chemical
Champion Technologies - Corsicana Technologies	Chemical
Shepherd Color Company	Chemical
Buckman Laboratories	Chemical
lnnophos, Inc.	Chemical
LANXESS	Chemical
Westlake Chemical Corporation	Chemical
Siegwerk USA Inc	Chemical
Momentive Specialty Chemicals, Inc.	Chemical
Michelman Inc.	Chemical
Baker Petrolite	Chemical
Sika Corporation	Chemical
Bluestar Silicones	Chemical
Zep Inc.	Chemical
Canexus	Chemical
SABIC Innovative Plastics US LLC	Chemical
GEO Specialty Chemicals	Chemical
Nitto Denko America – Permacel Automotive	Chemical
Americas Styrenics	Chemical
ICL Industrial Products	Chemical
DSM Nutritional Products, Inc.	Chemical
DSM Resins U.S. Inc. - DSM Chemicals North America, Inc.	Chemical
Firmenich, Incorporated	Chemical
OCI Chemical	Chemical
Borealis Compounds Inc.	Chemical
Ferro Corporation	Chemical
Southern Company	Industrial
FirstEnergy Corp.	Industrial
Weston Solutions	Industrial
Jacobs Engineering Group Inc.	Industrial
Zachry Construction Corporation	Industrial
Granite Construction Incorporated	Industrial
Day & Zimmermann	Industrial
Gilbane, Inc.	Industrial
Bovis Lend Lease	Industrial
McCarthy Building Companies Inc.	Industrial
PCL Construction Enterprises Inc.	Industrial
Tishman Realty & Construction Co. Inc.	Industrial
Turner Construction Company	Industrial
Wertz Company	Industrial
NACCO Materials Handling Group	Industrial
Bridgestone Americas, Inc.	Industrial
Saint-Gobain Corporation	Industrial
Voith - Voith Hydro Inc.	Industrial
Voith - Voith Paper Fabric & Roll Systems Inc	Industrial
Continental Automotive Systems, Inc.	Industrial
Michelin North America	Industrial
Flowserve Corporation	Industrial
Valmont Industries, Inc. - Coatings	Industrial
Valmont Industries, Inc. - Corporate	Industrial
Valmont Industries, Inc. - International	Industrial
Valmont Industries, Inc. - Irrigation	Industrial
Valmont Industries, Inc. - Structures Division	Industrial
Valmont Industries, Inc. - Tubing	Industrial
Valmont Industries, Inc. - Utilities	Industrial
Marmon Group, Inc., The - Union Tank Car	Industrial
Hexagon Metrology, Inc.	Industrial
Cooper Industries, Ltd.- B-Line	Industrial
Cooper Industries, Ltd. - Bussmann	Industrial
Cooper Industries, Ltd. - Cooper Tools	Industrial
Cooper Industries, Ltd. - Corporate	Industrial
Cooper Industries, Ltd. - Crouse-Hinds ECM	Industrial
Cooper Industries, Ltd. - Lighting	Industrial
Cooper Industries, Ltd. - Power Systems	Industrial
Cooper Industries, Ltd. - Wiring Devices	Industrial
Lehigh Hanson	Industrial
Lehigh Hanson - Building Products	Industrial
Lehigh Hanson - Canada Region	Industrial
Lehigh Hanson - Lehigh White	Industrial
Lehigh Hanson- North Region	Industrial
Lehigh Hanson - South Region	Industrial
Lehigh Hanson- West Region	Industrial
Ingersoll Rand Company Limited	Industrial
Ingersoll Rand Company Limited- Climate Control	Industrial

Ingersoll Rand Company Limited - Enterprise Services	Industrial
Ingersoll Rand Company Limited - Industrial Technologies	Industrial
Ingersoll Rand Company Limited - Security Technologies	Industrial
Ingersoll Rand Company Limited - Trane Residential	Industrial
Caterpillar Inc.	Industrial
Joy Global, Inc.	Industrial
Joy Global, Inc. - Joy Mining Machinery	Industrial
SPX Corporation	Industrial
Modine Manufacturing Company	Industrial
Belden	Industrial
Wienerberger- General Shale Brick. Inc.	Industrial
Illinois Tool Works Inc.	Industrial
Owens-Illinois, Inc.	Industrial
Pilkington	Industrial
Eaton Corporation	Industrial
Noranda Aluminum	Industrial
Noranda Aluminum - Gramercy	Industrial
Noranda Aluminum - Noranda Primary	Industrial
Noranda Aluminum - Norandal	Industrial
ArcelorMittal Tubular Products	Industrial
ArcelorMittal Tubular Products	Industrial
ArcelorMittal Tubular Products Mechanical	Industrial
Sonoco Products Company	Industrial
CNH Global N.V.	Industrial
Andersons, Inc., The	Industrial
Cargill, Inc.	Industrial
American Crystal Sugar Company	Industrial
Hallmark Cards, Inc.	Industrial
MeadWestvaco Corp - Community Development & Land Management	Industrial
MeadWestvaco Corporation - Calmar	Industrial
MeadWestvaco Corporation - Consumer & Office Products	Industrial
MeadWestvaco Corporation - Consumer Solutions	Industrial
MeadWestvaco Corporation - Corporate	Industrial
MeadWestvaco Corporation - Global Business Services	Industrial
MeadWestvaco Corporation - Packaging Resource Group	Industrial
MeadWestvaco Corporation - Specialty Papers	Industrial
Deere & Company	Industrial
Associated Materials, Inc.	Industrial
Mitsubishi lnternational Corporation	Industrial
Hilti - US	Industrial
Newark InOne	Industrial
ABB, Inc.	Industrial
FANUC CNC America Corporation	Industrial
Hillwood Development Corporation	Industrial
Matthews International Corporation	Industrial
Huhtamaki	Industrial
CHS, Inc. (307511)	Industrial
Tate & Lyle Americas	Industrial
Tate & Lyle Americas - Custom Ingredients	Industrial
Tate & Lyle Americas - Ingredients	Industrial
Americas Tate & Lyle Americas - Tate & Lyle	Industrial
Sucralose Amsted Industries, Inc. - Amsted Rail	Industrial
Amsted Industries, Inc. - Baltimore Aircoil	Industrial
Amsted Industries, Inc. - Burgess Norton	Industrial
Amsted Industries, Inc. - Consolidated Metco Inc.	Industrial
Amsted Industries, Inc. - Corporate	Industrial
Amsted Industries, Inc. - Diamond Chain	Industrial
Amsted lndustries, Inc. - Griffin Pipe	Industrial
Amsted Industries, Inc. - Means Industries, Inc.	Industrial
Pioneer Hi-Bred International, Inc.	Industrial
Ensign-Bickford Industries	Industrial
Brambles	Industrial
Johnson Controls	Industrial
FM Global	Industrial
PCS - Potash	Industrial
Plastic Omnium	Industrial
Benteler North America	Industrial
BMW Manufacturing	Industrial
ZF Group North American Operations	Industrial

GrafTech International, LTD	Industrial
Southern Star Concrete	Industrial
Griffith Laboratories USA	Industrial
Eagle Ottawa, LLC	Industrial
Groupe SEB	Industrial
Denso Manufacturing	Industrial
Armacell LLC	Industrial
Day & Zimmermann	Industrial
Ford Motor	Industrial
MonierLifetile LLC	Industrial
Handy & Harman	Industrial
Dawn Food Products, Inc.	Industrial
Lenzing Fibers Inc - Hahl	Industrial
Lenzing Fibers Inc.	Industrial
Lopez Foods	Industrial
Ply Gem Siding Group	Industrial
Bunge North America, Inc.	Industrial
BELIMO Americas	Industrial
Ball Corporation	Industrial
Agfa Corporation	Industrial
Agfa Corporation - Agfa Materials	Industrial
S&B Industrial Minerals S.A. - N.A	Industrial
S&B Industrial Minerals S.A. - Stollberg Inc	Industrial
Bal-Seal Engineering Inc	Industrial
Sitel Semiconductor	Industrial
Amcor Limited	Industrial
Amcor Limited - Amcor PET Packaging	Industrial
Glatfelter	Industrial
WireCo World Group Inc.	Industrial
Vallourec	Industrial
Danfoss	Industrial
Howden Buffalo Inc.	Industrial
ASML	Industrial
TomTom, Inc.	Industrial
ltalcementi	Industrial
Flexco	Industrial
Archer Daniels Midland	Chemical
Konica Minolta Graphics Imaging, Inc	Industrial
Barnes Group Inc.	Industrial
PERl USA	Industrial
Anonymous Industrial Company	Industrial
Thomas Steel Strip Corp.	Industrial
Jaguar Land Rover NA	Industrial
Southco, Inc.	Industrial
Forbo Flooring	Industrial
Siemens Corporation	Industrial
Mersen Group	Industrial
United States Steel Corporation	Industrial
Gerdau AmeriSteel Corporation	Industrial
ArcelorMittal	Industrial
AK Steel Corporation	Industrial
Severstal - Severstal North America	Industrial
CSN	Industrial

EXHIBIT C

Proxy Position 1 and Chief Executive Officer	Top Financial Position	Proxy Position 3	Proxy Position 4	Proxy Position 5
Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.	Atmos Energy Corp.
Nicor, Inc.	New Jersey Resources Corp.	New Jersey Resources Corp.	Nicor, Inc.	Nicor, Inc.
New Jersey Resources Corp.	WGL Holdings Inc.	WGL Holdings Inc.	New Jersey Resources Corp.	New Jersey Resources Corp.
WGL Holdings, Inc.	Southern Union Co.	Southern Union Co.	WGL Holdings Inc.	WGL Holdings, Inc.
Southern Union Co.	AGL Resources Inc.	AGL Resources Inc.	Southern Union Co.	Southern Union Co.
AGL Resources Inc.	Vectren Corp.	Vectren Corp.	AGL Resources Inc.	AGL Resources Inc.
Vectren Corp.	Southwest Gas Corp.	Southwest Gas Corp.	Vectren Corp.	Vectren Corp.
Southwest Gas Corp.	Laclede Group Inc.	Laclede Group Inc.	Southwest Gas Corp.	Southwest Gas Corp.
Laclede Group Inc.	Piedmont Natural Gas Co. Inc.	Piedmont Natural Gas Co. Inc.	Laclede Group Inc.	Laclede Group Inc.
Piedmont Natural Gas Co. lnc.	Energen Corp.	Energen Corp.	Piedmont Natural Gas Co. lnc.	Piedmont Natural Gas Co. lnc.
Energen Corp.	CH Energy Group Inc.	CH Energy Group Inc.	Energen Corp.	Energen Corp.
CH Energy Group Inc.	Northwest Natural Gas Co.	Northwest Natural Gas Co.	CH Energy Group Inc.	CH Energy Group Inc.
Northwest Natural Gas Co.	Black Hills Corp/SD	Black Hills Corp/SD	Northwest Natural Gas Co.	Northwest Natural Gas Co.
Black Hills Corp/SD	Chesapeake Utilities Corp.	Chesapeake Utilities Corp.	Black Hills Corp/SD	Black Hills Corp/SD
Chesapeake Utilities Corp.			Chesapeake Utilities Corp.	Chesapeake Utilities Corp.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2012 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2007 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utilities Index is a commonly used indicator of utility common stock performance based on companies considered electric, gas or water utilities that operate as independent producers and/or distributors of power. For the 5-year period ending December 31, 2012, investors received a 10.2% annualized total return compared with the 1.7% and 0.4% returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2012 for the Company was (8.5)%. This compares with 1.6% for the S&P 500 and 1.3% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2012 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2012, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Gina Merritt-Epps, Corporate Counsel and Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,

Gina Merritt-Epps
General Counsel & Corporate Secretary

March 18, 2013

APPENDIX A

Peer Group Financials

Company	HQ	Revenue	Net Income(2)	Total Assets	Market Cap(3)	Employees	GICS Description
AGL Resources	GA	$2,373	$234	$7,518	$3,197	2,621	Gas Utilities
Atmos Energy	TX	4,790	206	6,764	2,930	4,913	Gas Utilities
Black Hills	SD	1,307	69	3,712	1,208	2,124	Multi-Utilities
CH Energy Group	NY	972	39	1,729	805	1,250	Multi-Utilities
Energen	AL	1,579	291	4,364	2,947	1,530	Oil & Gas Exploration & Production
Laclede Group	MO	1,735	54	1,840	869	1,697	Gas Utilities
New Jersey Resources	NJ	2,639	117	2,563	1,764	887	Gas Utilities
Nicor	IL	2,710	138	4,497	2,506	3,800	Gas Utilities
Northwest Natural Gas	OR	812	73	2,617	1,176	1,028	Gas Utilities
Piedmont Natural Gas	NC	1,552	142	3,053	2,085	1,788	Gas Utilities
Southwest Gas	NV	1,830	104	3,984	1,659	4,802	Gas Utilities
Vectren	IN	2,130	134	4,764	2,215	860	Multi-Utilities
WGL Holdings	DC	2,709	111	3,644	2,004	1,399	Gas Utilities
75th Percentile		$2,639	$142	$4,497	$2,506	2,621
Median		1,830	117	3,712	2,004	1,697
25th Percentile		1,552	73	2,617	1,208	1,250
SJI	NJ	$925	$67	$2,077	$1,494	650	Gas Utilities
-Percentile Rank		6%	16%	11%	30%	low

Notes:

(1) As of most recently reported fiscal year
(2) Before extraordinary items and discontinued operations
(3) As of September 30, 2011

Director Cash Compensation

	Board									Committee
	Annual Cash Retainers
Company	Presiding Director(1)		Non- Executive Chairman(1)		Board Member		Fees per Meeting		Total Mtg. Fees(2)	Member Retainers	Fees per Meeting		Total Mtg. Fees(3)		Total Cash Compensation
					A		B		C=B*9	D	E		F=E*14		G=A+C+D+F
AGL Resources	$20,000				$35,000		$2,000		$18,000		$2,000		$28,000		$81,000
Atmos Energy	25,000				75,000										75,000
Black Hills	15,000				36,000		1,500		13,500		1,500		21,000		70,500
CH Energy Group	7,500				60,000										60,000
Energen	3,000				51,000		1,500		13,500	1,667	1,500		21,000		87,167
Laclede Group	12,000				55,000		2,000		18,000		1,000		14,000		87,000
New Jersey Resources	10,000				45,000		1,500		13,500		1,500		21,000		79,500
Nicor		(4)			50,000		1,500		13,500		1,500		21,000		84,500
Northwest Natural Gas			60,000		90,000		1,500		13,500		1,500		21,000		124,500
Piedmont Natural Gas	10,000				28,000	(5)	1,500	(5)	13,500		1,500	(5)	21,000		62,500
Southwest Gas			50,000		40,000		1,650		14,850		1,650		23,100		77,950
Vectren	15,000			(6)	45,000		1,250		11,250		1,250		17,500		73,750
WGL Holdings	15,000				50,000		1,500		13,500		1,500		21,000		84,500
Prevalence	77%		15%		100%		85%		85%	8%	85%		85%		100%
75th Percentile	$15,000				$55,000		$1,575		$14,175		$1,500		$21,000		$84,500
Median	13,500				50,000		1,500		13,500		1,500		21,000		79,500
25th Percentile	10,000				40,000		1,500		13,500		1,500		21,000		73,750
SJI	$12,500				$40,000					$30,000	$1,500	(7)	$6,000	(8)	$76,000

Notes:

Percentiles exclude zeros, are independently arrayed, and therefore do not add across

(1) Amounts shown here represent retainers in excess of regular Board retainer
(2) Assumes attendance at 9 Board meetings (number of SJI Board meetings in 2011)
(3) Assumes attendance at 14 committee meetings (number of estimated committee meetings per director in 2011)
(4) Lead Director received an additional payment of $100,000 in 2010 for role in merger-related activities
(5) 25% match for retainer and meeting fees if a director elects to invest all of his or her retainers and meeting fees in the Company’s Dividend Reinvestment and Stock Purchase Plan
(6) As of 2010, Company also has a Non-Executive Chairman but has not implemented an additional annual retainer as of yet
(7) $1,500 in excess of four meetings
(8) Reflects total meeting fees in excess of the first four meetings

Director Equity Compensation

			Full-Value Shares
Company	Description of Grants	Share Price(1)	Annual	Initial(2)	Present Value
		A	B	C	D=A*(B*5+ C)/5
AGL Resources	Initial grant of 1,000 common shares and an annual grant of common stock valued at $70,000 (both grants received in the same year); immediately vested	$40.74	1,718	1,000	$78,148
Atmos Energy	Annual grant of 3,000 phantom stock units; immediately vested	$32.45	3,000		$97,350
Black Hills	Annual grant of restricted stock valued at $60,000; 1-year vesting on a quarterly basis	$30.64	1,958		$60,000
CH Energy Group	Annual grant of phantom shares valued at $65,000; immediately vested and deferred until termination of Board service	$52.17	1,246		$65,000
Energen	Annual grant of common stock valued at $72,000; immediately vested	$40.89	1,761		$72,000
Laclede Group	Initial grant of 800 restricted shares and an annual grant of 1,600 restricted shares (both grants received in the same year); first half of shares vest on directors 65th birthday	$38.75	1,600	800	$68,200
New Jersey Resources	Annual grant of 1,200 common shares; immediately vested	$42.57	1,200		$51,084
Nicor	Annual cash award with value equal to 1,200 common shares; immediately vested	$55.01	1,200		$66,012
Northwest Natural Gas	Directors do not receive equity grants	$44.10
Piedmont Natural Gas	Initial grant of $15,500 and an annual grant of $35,000 both required to be invested in company stock (both grants received in the same year); immediately vested	$28.89	1,211	537	$38,100
Southwest Gas	Annual grant of 1,575 restricted shares; 3-year vesting	$36.17	1,575		$56,968
Vectren	Annual grant of stock unit awards valued at $50,000; 1-year vesting	$27.08	1,846		$50,000
WGL Holdings	Annual grant of restricted stock valued at $75,000; immediately vested	$39.07	1,920		$75,000
Prevalence			92%	23%	92%
75th Percentile					$72,750
Median					65,506
25th Percentile					55,497
SJI	Annual grant of restricted stock valued at $60,000; 1-year vesting	$49.75	1,206		$60,000

Notes:
Percentiles exclude zeros, are independently arrayed, and therefore do not add across
(1) Closing share price on 09/30/11

Director Total Compensation

	Cash Compensation		Equity Compensation
Company	Board Retainer	Total Cash	Options	Full-Value Shares	Total Equity	Total Comp.	Non- Employee Directors	Aggregate Cost
AGL Resources	$35,000	$81,000		$78,148	$78,148	$159,148	11	$1,750,628
Atmos Energy	75,000	75,000		97,350	97,350	172,350	11	1,895,850
Black Hills	36,000	70,500		60,000	60,000	130,500	8	1,044,000
CH Energy Group	60,000	60,000		65,000	65,000	125,000	8	1,000,000
Energen	51,000	87,167		72,000	72,000	159,167	9	1,432,500
Laclede Group	55,000	87,000		68,200	68,200	155,200	8	1,241,600
New Jersey Resources	45,000	79,500		51,084	51,084	130,584	9	1,175,256
Nicor	50,000	84,500		66,012	66,012	150,512	12	1,806,144
Northwest Natural Gas	90,000	124,500				124,500	10	1,245,000
Piedmont Natural Gas	28,000	62,500		38,100	38,100	100,600	10	1,006,000
Southwest Gas	40,000	77,950		56,968	56,968	134,918	10	1,349,177
Vectren	45,000	73,750		50,000	50,000	123,750	11	1,361,250
WGL Holdings	50,000	84,500		75,000	75,000	159,500	6	957,000
Prevalence	100%	100%	0%	92%	92%	100%		100%
75th Percentile	$55,000	$84,500			$72,750	$159,148	11	$1,432,500
Median	50,000	79,500			65,506	134,918	10	1,245,000
25th Percentile	40,000	73,750			55,497	125,000	8	1,044,000
SJI	$40,000	$76,000		$60,000	$60,000	$136,000	8	$1,088,000

Notes:
Percentiles exclude zeros, are independently arrayed, and therefore do not add across

Director Pay Mix

		Equity Compensation
Company	Cash Comp.	Options	Full-Value Shares	Total	Total Comp.
AGL Resources	56%		44%	44%	100%
Atmos Energy	44%		56%	56%	100%
Black Hills	54%		46%	46%	100%
CH Energy Group	48%		52%	52%	100%
Energen	55%		45%	45%	100%
Laclede Group	61%		39%	39%	100%
New Jersey Resources	61%		39%	39%	100%
Nicor	56%		44%	44%	100%
Northwest Natural Gas	100%			0%	100%
Piedmont Natural Gas	67%		33%	33%	100%
Southwest Gas	58%		42%	42%	100%
Vectren	60%		40%	40%	100%
WGL Holdings	53%		47%	47%	100%
75th Percentile	61%			46%	100%
Median	56%			44%	100%
25th Percentile	54%			39%	100%
SJI	56%		44%	44%	100%

Notes:
Percentiles exclude zeros, are independently arrayed, and therefore do not add across

Committee Chair and Member Retainers

	Audit Committee		Compensation Committee		Nominating & Governance Committee
Company	Chair(1)	Member	Chair(1)	Member	Chair(1)	Member
AGL Resources	$12,000		$8,000		$6,000
Atmos Energy	5,000		5,000		5,000
Black Hills	10,000		8,000		$6,000
CH Energy Group	10,000		7,500		7,500
Energen	12,000	3,000	10,000		3,000
Laclede Group	10,000		10,000		6,000
New Jersey Resources	10,000		10,000		5,000
Nicor	15,000		15,000		15,000
Northwest Natural Gas	15,000		10,000		5,000
Piedmont Natural Gas	8,000		5,000		5,000
Southwest Gas	10,000		5,000		5,000
Vectren	10,000		7,000		5,000
WGL Holdings	12,500		10,000			(2)
Prevalence	100%	8%	100%	0%	92%	0%
75th Percentile	$12,000		$10,000		$6,000
Median	10,000		8,000		5,000
25th Percentile	10,000		7,000		5,000
SJI	$10,000		$8,000		$6,000

Notes:
(1) Amounts exclude committee member retainers
(2) Chair of the Governance Committee is also the Lead Director; does not receive an additional retainer for Chairing Committee

Director Stock Ownership Guidelines

	Stock Ownership Guidelines
Company	Multiple of Retainer	Fixed Value	Fixed Shares (1)	Years to Meet Deadline	Value of Ownership
AGL Resources		$350,000		5	$350,000
Atmos Energy	3			5	225,000
Black Hills			7,500	n/a	229,800
CH Energy Group			6,000	5	313,020
Energen					n/d
Laclede Group(2)	3			5	165,000
New Jersey Resources			6,000	5	255,420
Nicor	3			5	150,000
Northwest Natural Gas		300,000		5	300,000
Piedmont Natural Gas	10			5	280,000
Southwest Gas			3,000	2	108,510
Vectren		225,000		5	225,000
WGL Holdings	5			5	250,000
75th Percentile				5	$285,000
Median				5	239,900
25th Percentile				5	210,000
SJI	5			6	$200,000

Notes:
(1) Fixed share guidelines are valued using the company’s 9/30/11 closing stock price
(2) Directors must retain 90% of their shares until the guideline is met

Directions to The Mansion on Main Street
for the Annual Meeting of Shareholders

The Mansion on Main Street
3000 Main Street, Voorhees, NJ 08043
Versailles Room on the 3rd level
Free valet parking available

From Philadelphia:

Ben Franklin Bridge to route 70 East. Follow to Route 73 South. Follow to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

From North Jersey:

New Jersey Turnpike South to Exit 4. Follow Route 73 South. Follow to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

From South Jersey /Atlantic City:

Atlantic City Expressway to Route 73 North. Continue on Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

South Jersey Industries

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 18, 2013.

Vote by Internet

- Go to **www.investorvote.com/sji**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 and 3.

1. To elect ten Directors (term expiring 2014):

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Sarah M. Barpoulis	☐	☐	☐	02 - Thomas A. Bracken	☐	☐	☐	03 - Keith S. Campbell	☐	☐	☐
04 - Sheila Hartnett-Devlin	☐	☐	☐	05 - Victor A. Fortkiewicz	☐	☐	☐	06 - Edward J. Graham	☐	☐	☐
07 - Walter M. Higgins III	☐	☐	☐	08 - Sunita Holzer	☐	☐	☐	09 - Joseph H. Petrowski	☐	☐	☐
10 - Frank L. Sims	☐	☐	☐								

	For	Against	Abstain		For	Against	Abstain
2. To approve the nonbinding advisory vote on Executive Compensation.	☐	☐	☐	3. To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2013.	☐	☐	☐

4. To transact such other business that may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01KWHA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

South Jersey Industries

Proxy — SOUTH JERSEY INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 19, 2013.

The undersigned shareholder hereby appoints Edward J. Graham and Gina Merritt-Epps, Esq., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Friday, April 19, 2013, and at any adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)